UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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Nicolet Bankshares, Inc.
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March 18, 2025

Dear Shareholders:

Nicolet produced its best quarterly earnings in its 24-year history in fourth quarter 2024, which capped off a record year for the Company. Nicolet continues to find ways to improve, and our 2024 financial results were impressive across the board. In addition to record profitability, Nicolet also saw continued improvement in net interest margin, solid loan and deposit growth, and capital build that strengthens an already solid balance sheet. We are excited by the opportunities before us in the years to come.

2024 Performance Highlights:

•Net income of $124 million or adjusted net income (non-GAAP) of $121 million for 2024, compared to net income of $62 million or adjusted net income (non-GAAP) of $101 million for 2023. ^
•Earnings per diluted common share of $8.05 or adjusted earnings per diluted common share (non-GAAP) of $7.83 for 2024, compared to earnings per diluted common share of $4.08 or adjusted earnings per diluted common share (non-GAAP) of $6.72 for 2023. ^
•Tangible common equity ratio increased to 9.33% at year-end 2024, compared to 7.98% at year-end 2023.
•Asset quality remains strong, with nonperforming assets of $29 million (representing 0.33% of total assets) at December 31, 2024, compared to $28 million (representing 0.33% of total assets) at December 31, 2023.

2025 looks to be another exciting year for Nicolet. Given our strong capital levels coupled with continued earnings performance that likely places us in the top quartile, if not decile, of performance among community banks, we think all organic and acquisition options remain on the table in the coming year. The focus will always be to take care of our current customers, and to continue to win business one customer at a time, but we hope to return to the M&A market in 2025 given our proven ability to create substantial shareholder value through acquisitions. The increase in bank valuation, likely change in the bank regulatory environment, and a resilient economy that looks to continue for the foreseeable future has led to an increase in M&A conversations, albeit in the early stages. In the meantime, we have been making one of the best acquisitions we can make by acquiring our own stock through share repurchases, which we began again in fourth quarter 2024 and will likely continue to some degree until we can find a better use of our capital. Whether we deploy capital through those share repurchases, or through M&A, increase the dividend, fund organic growth, preserve capital, or all the above, the fundamental strength of our franchise, which is driven by over 950 individuals that show up and care every day, afford us that luxury.

Thank you for your continued support of Nicolet.

Michael E. Daniels
Chairman, President, and Chief Executive Officer
Nicolet Bankshares, Inc.

^ Please refer to Appendix A for a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Nicolet Bankshares, Inc.:

The 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of Nicolet Bankshares, Inc. (“Nicolet” or the “Company”) will take place on Monday, May 19, 2025 at 10:00 a.m. local time. We will host the Annual Meeting by webcast. There will be no physical location for shareholders to attend. You may attend virtually at https://meetnow.global/NIC2025. The items of business include:

(1)The election of the fifteen nominees listed in the accompanying proxy statement to our Board of Directors, to serve until the 2026 annual meeting of shareholders and until their successors have been duly elected and qualified.
(2)The ratification of the selection of Forvis Mazars, LLP as Nicolet’s independent registered public accounting firm for the fiscal year ending December 31, 2025.
(3)To approve, on a non-binding advisory basis, the compensation paid to Nicolet’s named executive officers.
(4)To approve, on a non-binding advisory basis, the frequency of the advisory vote of the compensation of Nicolet’s named executive officers.
(5)Such other business as may properly come before the Annual Meeting and all adjournments or postponements thereof.

You may vote at the Annual Meeting if you were a shareholder of record at the close of business on March 17, 2025.

Important Notice Regarding Availability of Proxy Materials for the Shareholder Meeting to be Held on May 19, 2025: This Notice of Annual Meeting, the accompanying Proxy Statement, and our 2024 Annual Report to Shareholders (which includes our Form 10-K for the year ended December 31, 2024), are available at www.investorvote.com/NIC as well as the Investor Relations / Financials section of our corporate website, www.nicoletbank.com. You may vote by internet or telephone by following the instructions on the Notice of Internet Availability. If you receive a printed copy of the proxy materials, you also may vote by completing, signing, and returning the enclosed proxy card or voting instructions form by mail in the enclosed reply envelope. Voting in any of these ways will not prevent you from participating in or voting at the Annual Meeting. Voting your proxy in advance, however, will help ensure that a quorum exists in order to conduct the Annual Meeting and that the greatest number of shareholders and votes are represented at the Annual Meeting.

By Order of the Board of Directors,

Michael E. Daniels
Chairman, President, and Chief Executive Officer
Nicolet Bankshares, Inc.

Green Bay, Wisconsin
March 18, 2025

NICOLET BANKSHARES, INC.

NICOLET BANKSHARES, INC.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 19, 2025

GENERAL INFORMATION

Time and Place of the Meeting

The Board of Directors (the “Board”) of Nicolet Bankshares, Inc. (“we”, “our”, “Nicolet” or the “Company”) is furnishing this Proxy Statement (the “Proxy Statement”) to solicit proxies for use at the 2025 Annual Meeting of Shareholders of Nicolet to be held on Monday, May 19, 2025 at 10:00 a.m. local time (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held exclusively online via the internet.

Record Date and Mailing Date of Materials

The close of business on March 17, 2025, is the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. This Proxy Statement and accompanying proxy card will first be made available to shareholders on or about March 27, 2025.

We sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders instead of paper copies of our “Proxy Materials” (the Notice of 2025 Annual Meeting of Shareholders and Proxy Statement, our 2024 Annual Report to Shareholders (which includes our Form 10-K for the year ended December 31, 2024), and the Proxy Card or voting instructions form). The Notice was mailed to shareholders beginning on March 27, 2025, and our Proxy Materials were posted on the website referenced in the Notice on that same date. The Notice contains instructions on how to access our Proxy Materials on the Internet and how to request paper or email copies of the Proxy Materials. The Proxy Materials are also available to the public on the Internet at the SEC’s website at www.sec.gov. This Proxy Statement and the 2024 Annual Report to Shareholders are also available for viewing, printing, and downloading at our website, www.nicoletbank.com at “Investor Relations / Financials”. The information on any website referenced in this Proxy Statement is not incorporated by reference into and is not a part of this Proxy Statement. Further, our references to website URLs are intended to be inactive textual references only.

Number of Shares of Capital Stock Outstanding and Quorum

As of the close of business on the record date, Nicolet had 30,000,000 shares of common stock, $0.01 par value, authorized, of which 15,295,400 shares were issued and 15,196,800 shares were outstanding. Each issued and outstanding share of common stock is entitled to one vote on all matters to be presented at the Annual Meeting, including one vote for each of the director nominees as further described in “VOTING AT THE ANNUAL MEETING - Requirements for Shareholder Approval.”

As of the record day, Nicolet had approximately 3,100 shareholders of record. The presence, virtually or by proxy, of the majority of the outstanding shares entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. In determining whether a quorum exists, we will count abstentions and broker non‑votes, which are described below under “VOTING AT THE ANNUAL MEETING - Abstentions,” and “ - Broker Non-Votes.”

VOTING AT THE ANNUAL MEETING

Attending the Annual Meeting

To join the Annual Meeting, login at www.meetnow.global/NIC2025. All shareholders are welcome to attend and listen to the Annual Meeting by registering as a guest. If you desire to vote at the Annual Meeting, please see the additional instructions below under “Procedures for Voting Your Shares.” The Annual Meeting will begin at 10:00 a.m. Central Time on May 19, 2025. Online check-in will be available beginning at 9:45 a.m. Central Time to allow for shareholders to log in and test the computer audio system. Please allow ample time for the online check-in process.

Proposals to be Considered

At the Annual Meeting, shareholders will be asked to:

•Elect each of the fifteen director nominees to serve until the 2026 Annual Meeting and until their successors have been duly elected and qualified. The director nominees are each described starting on page 39. The Board recommends a vote FOR each of the director nominees.

•Ratify the appointment of Forvis Mazars, LLP, to serve as the independent registered public accounting firm for Nicolet for the year ending December 31, 2025. This proposal is described on page 43. The Board recommends a vote FOR approval of this proposal.

•To approve, on a non-binding advisory basis, the compensation of our named executive officers. This proposal is described on page 44. The Board recommends a vote FOR approval of this proposal.

•To approve, on a non-binding advisory basis, the frequency of future votes on the compensation of Nicolet’s named executive officers. This proposal is described on page 45. The Board recommends that shareholders select “One Year” when voting on the frequency of advisory votes to approve Nicolet’s named executive officer compensation.

Procedures for Voting Your Shares

It is important that your shares be represented at the Annual Meeting, and we ask that you please vote your shares in advance of the Annual Meeting to ensure that your shares will be represented in one of the following three ways:

•By internet: Access www.investorvote.com/NIC (you will need the control number from your Notice) and follow the instructions on the Notice; or
•By telephone: In the United States and Canada, you can call the toll-free number specified after accessing the Proxy Materials on the Investor Relations / Financials section of our corporate website, www.nicoletbank.com or on the Proxy Card that you receive if you requested printed copies of the Proxy Materials; or
•By mail: Request paper copies of the Proxy Materials, which will include a proxy card that includes instructions for voting by mail. See Notice for instructions on how to request paper copies of the Proxy Materials.

If your shares are held in street name, your broker, bank or other nominee will send you instructions for voting those shares. Many (but not all) brokerage firms, banks and other nominees participate in a program that offers various voting options.

If you hold shares registered in your name and want to vote at the Annual Meeting, you will need to login to the Annual Meeting using the control number on your Notice or Proxy Card. If you hold shares in street name and you want to vote at the Annual Meeting, you must obtain a valid legal proxy from the record holder of your shares at the close of business on the record date indicating that you were a beneficial owner of shares, as well as the number of shares of which you were the beneficial owner, on the record date, and appointing you as the record holder’s proxy to vote these shares. You should contact your bank, broker, or other nominee for specific instructions on how to obtain a legal proxy. You must submit a copy of any legal proxy (as well as the email or other communication received from your broker) to legalproxy@computershare.com no later than 5:00 p.m. Central Time on May 15, 2025 in order for it to be recognized at the Annual Meeting. You will receive a confirmation of your registration by email after Computershare receives your legal proxy.

If you vote by internet or by telephone, please do not mail in your proxy card.

Depending on how you hold your shares (e.g., directly or in “street name”), you may receive more than one set of proxy materials or voting instructions. Please vote all proxies you receive to ensure all your shares are voted.

You should specify your voting instructions with regard to each of the proposals set forth on the proxy card.

•If you properly sign and return your proxy card (or vote your proxy by internet or by telephone) and do not revoke your proxy, the persons named as proxies will vote your shares according to the instructions you have specified.

•If you properly sign and return your proxy card (or vote your proxy by internet or by telephone) but do not specify how the persons appointed as proxies are to vote your shares, the shares represented by your vote will be voted FOR each of the director nominees listed in this Proxy Statement in the manner described further below, FOR the ratification of the appointment of Forvis Mazars, LLP as the Nicolet’s independent registered public accounting firm for the fiscal year ending December 31, 2025, FOR the advisory vote to approve Nicolet’s named executive officer compensation, and in favor of ONE YEAR for the frequency of future advisory approvals of Nicolet’s named executive officer compensation.

•With respect to Proposal 1, Election of Directors, if you do not specify how your shares are to be voted, the persons appointed as proxies may use their discretion to cumulate votes for the election of directors and cast all of such votes for any one or more of the director nominees, to the exclusion of the others, and in such order of preference as they may determine at their discretion.

If any director nominee becomes unavailable for election for any reason, the proxy may be voted for a substitute nominee selected by the Nominating & Governance Committee of the Board. Alternatively, the Board may operate with a vacancy or reduce the size of the Board after the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon the matters according to their judgment. The Board is not aware of any other business to be presented for a vote of the shareholders at the Annual Meeting.

Submitting A Question at the Annual Meeting

You may submit a question before the meeting to ir@nicoletbank.com. We request that all questions be submitted by 5:00pm Central Time on May 18, 2025. We cannot ensure that every shareholder who wishes to have a question or comment addressed during the meeting will be able to do so. We also reserve the right to exclude questions that relate to personal matters or are not relevant to meeting matters.

Technical Difficulties During the Annual Meeting

If we experience technical difficulties during the Annual Meeting (e.g., a temporary or prolonged power outage), the chairman of the meeting will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later date (if the technical difficulty is more prolonged). In any situation, we will promptly notify shareholders of the decision via www.meetnow.global/NIC2025.

Revoking Your Proxy

Returning your proxy card or voting your proxy by internet or telephone does not affect your right to vote at the Annual Meeting. In addition, you can revoke your proxy at any time before it is voted by delivering to Eric J. Witczak, Nicolet’s Corporate Secretary, at 111 North Washington Street, Green Bay, Wisconsin 54301, either a written revocation of your proxy or a duly executed proxy bearing a later date, by casting a later vote by internet or by telephone, or by voting at the Annual Meeting. Proxies may not be revoked by internet or by telephone. Shareholders holding their shares in “street name” through a broker must follow their broker’s instructions and submit their legal proxy to Computershare as described above in order to vote at the Annual Meeting, including to revoke a previously submitted proxy.

Requirements for Shareholder Approval

Required votes. The number of affirmative votes required to approve each of the proposals to be considered at the Annual Meeting is as follows:

Proposal 1 - Election of Directors: You will have as many votes as the number of shares you own, multiplied by the number of directors (15) to be elected. When voting by proxy or at the Annual Meeting, you may do one of the following:

•You may vote FOR all of the director nominees. If you wish to withhold authority as to certain nominees, however, you may do so by indicating the name of the person or persons for whom you do not want to vote in the space provided on the proxy.

•You may WITHHOLD AUTHORITY to vote for all or some of the director nominees, in which case none of those nominees will receive any of your votes.

•You may CUMULATE all of your votes for one director nominee or distribute them among as many nominees as you choose. For example, the election of 15 directors entitles a shareholder who owns 100 shares of common stock to 1,500 votes in the election of directors. That shareholder may vote all 1,500 votes for one director nominee or may allocate those votes among two or more of the nominees. If you wish to cumulate your votes, you must indicate “Cumulate For” in the space provided on the proxy card as well as the nominees for whom you wish to vote and the number of votes to be cast for each such nominee, sign and mail your proxy card. The option to cumulate votes is not available by internet or telephone voting.

To be elected, a director nominee must receive more votes than any other nominee for the same seat on our Board. As a result, if you withhold your vote as to one or more nominees, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee. As of the date of this Proxy Statement, we do not know of any competing nominees.

Other Proposals - The affirmative vote of a majority of the votes cast is required to approve each of the other proposals.

Abstentions. A shareholder who is present at the Annual Meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given nominee or matter.

Broker Non-Votes. With respect to the ratification of the appointment of Forvis Mazars, LLP, brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. All NYSE and Nasdaq member brokers, however, are prohibited from exercising discretionary voting with respect to “non-routine” matters, such as director elections, proposals with respect to the authorization of any equity compensation plan, and advisory votes on executive compensation. Proxies that contain a broker vote on the ratification of the appointment of Forvis Mazars, LLP, but no vote on the election of directors or on the advisory vote on executive compensation, are referred to as “broker non-votes” with respect to the proposals not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority, including director elections.

Solicitation of Proxies

Nicolet will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

CORPORATE GOVERNANCE

We are committed to strong corporate governance policies, practices, and procedures designed to make the Board more effective in carrying out its responsibilities to Nicolet and its shareholders.

Board Role in Risk Oversight and Leadership Structure

The Board coordinates, in conjunction with the Board committees, to provide enterprise-wide oversight of its management and handling of risk. These committees report regularly to the entire Board on risk-related matters and provide the Board with integrated insight about Nicolet’s management of strategic, credit, interest rate, financial reporting, technology, cyber, liquidity, compliance, operational, market, fiduciary, and reputation risks. The Board also monitors whether material new initiatives have been appropriately analyzed and approved, and reviews all regulatory findings directed to the attention of the Board and evaluates the adequacy of management’s response.

All the directors also serve on the Board of Nicolet National Bank, the Company’s wholly owned bank subsidiary (sometimes referred to herein as “Nicolet Bank” or the “Bank”). The Board believes that a single governing body to advise and determine strategy for the organization provides the Board with a comprehensive picture of the level and trends in operational and compliance risk exposure for the entire organization and ensures comprehensive oversight of regulatory matters.

The Board adopted and maintains corporate governance policies, including a Code of Business Conduct and Ethics, Corporate Governance Guidelines, Insider Trading Policy and Whistleblower Policy, each of which can be found on our website under “Corporate Governance” at www.nicoletbank.com.

Nicolet is committed to a strong Board structure, which includes maintaining the culture of a community bank and ensuring alignment of the Board with interests of shareholders, such as through ownership in Nicolet, and established a minimum director ownership requirement of 2,000 shares of Company common stock to be held by non-employee directors by the third anniversary of their director appointment. Since the Company’s inception in 2000, one of Nicolet’s founding executives has served as chairman. Mr. Atwell served as chairman until December 31, 2023, and Mr. Daniels was named chairman effective December 31, 2023. Mr. Atwell also served as chief executive officer until April 2021, at which time, Nicolet’s other founding executive, Mr. Daniels, was named chief executive officer. We believe a fully vested, experienced executive, with thorough knowledge of and expertise in banking financial statements, regulatory environment, and the community banking mission, can better ensure thorough and knowledgeable oversight from the entire Board and alignment with shareholders. The integrity of any such one individual is important, and the Board consists of many independent, knowledgeable, and vested directors to round out the Board leadership structure. As of the date of this Proxy Statement, eleven (11) of the fifteen (15) director nominees will qualify as “independent.”

Each year the Board has periodic executive sessions without management present that are called by either the Compensation Committee Chair or Audit Committee Chair. The Compensation Committee Chair presides at these meetings. In addition, the Board periodically reviews its leadership structure in light of the composition of the Board, composition of management, and the needs of the Company as they evolve over time. Based on this review, effective with the 2025 Annual Meeting, Nicolet will have a Chairman and an independent Lead Director. Mr. Daniels will continue to serve as Chairman, and Mr. Dykema will serve as Lead Director. The Lead Director is appointed by the Board upon the recommendation of the Nominating and Governance Committee.

Commitment to our People - Human Capital Initiatives

To attract and retain top talent, Nicolet is committed to support the well-being and development of each employee in a collaborative and inclusive environment. Our Core Values serve as the foundation of Nicolet’s employee benefits plans and policies, all of which are designed to support the long-term financial, physical, and emotional health of employees.

Core Value	Benefits and Policies
Be Real	Nicolet recognizes that each employee deserves financial security, however they may define that goal for themselves. To assist employees reach their goals, Nicolet offers competitive wages and a comprehensive financial benefit package that includes offerings such as (1) a 401(k) plan with a dollar-for-dollar match of employee contributions up to 6%, (2) health savings accounts for employees who elect to participate in high-deductible health plans, (3) flexible spending accounts, (4) profit sharing contributions to the 401(k) plan, (5) paid life insurance, (6) an employee stock purchase plan, and (7) discounted wealth services. Nicolet regularly analyzes its pay practices to ensure fair and equitable pay practice among our diverse employee population.
Be Responsive	Nicolet conducts an annual employee survey to identify benefits that are most meaningful to employees, which changes with employee demographics and locations of its branches. For example, in response to the 2024 survey results, Nicolet created a new Employee Engagement Committee to increase employee interaction and support a sense of belonging. In 2024, Nicolet also appointed a new Chief Experience Officer, who conducted listening sessions throughout the year with the focus of prioritizing Nicolet’s culture and core values throughout its footprint.
Be Personal	Employees are more than their contributions at work. Each employee has a life outside of the workplace, and Nicolet seeks to provide support for all their life events by offering additional benefits such as (1) health, dental, hearing, and vision plans, (2) voluntary insurance plans to address hospital indemnity, critical illness, disability, and accidental injury, (3) paid time off for vacation, short-term sickness, and long-term sickness, (4) financial assistance for adoption, (5) grief support, (6) an employee assistance plan, (7) religious observance leave, (8) fraud protection services, and (9) other unpaid leave when necessary.

Nicolet also partners with local civic organizations, schools, professional associations, and other organizations to attract, recruit, retain, engage, support, develop, and advance diverse employees. As of December 31, 2024, Nicolet had 978 total employees, of which, approximately 64% were women and 36% were men. In addition, 45% of all officer-titled employees were women.
Be Memorable	We encourage employees to be a memorable part of their communities. In 2024, employees reported almost 18,500 total volunteer hours in their respective communities. In addition, employees donated over $190,000 to the Nicolet Foundation (which was matched by Nicolet) and donated to local non-profits - all of whom are nominated by employees and selected by a committee of employees.
Be Entrepreneurial	We encourage employees to develop their professional skills and advance in their career. In 2024, 20% of all job opportunities were filled by internal mobility. To support the continued training of employees, Nicolet recently opened a new training facility that will be used to expand its learning and development options for all employees, including in person or virtual options. Nicolet continues to offer tuition reimbursement to all employees who wish to pursue their education in a field of study related to their position.
Code of Business Conduct and Ethics

Nicolet has a Code of Business Conduct and Ethics that applies to all of our employees, officers, and directors. This Code represents our collective vision and values that make Nicolet the best community bank for our customers, employees, and shareholders. This Code is designed to remind us of these values as well as those actions that fall outside of our internal philosophy, and is available on Nicolet’s website www.nicoletbank.com under the “Corporate Governance” section.

Commitment to the 3 Circles

Nicolet was founded on the belief that it exists to create shared success between the three circles of customers, employees, and shareholders (the “3 Circles”). We understand that each circle can be divergent and have their own interests. Our job is to create balance and grow the space of shared success where the 3 circles overlap. Nicolet continues to evolve and look for opportunities to integrate the ideas of sustainability and corporate responsibility into Nicolet’s business practices, focusing on delivering community focused products and services while creating long-term sustainable value for all stakeholders. The following are certain areas where we continue to focus our efforts:
Commitment to Supporting Local Businesses. Nicolet’s culture shows in our work to support local businesses. We choose to look at this in two overlapping ways; what we do as bankers and what we do as a Company. Our consumer and commercial bankers work daily to promote local businesses by providing access to financial services and working as trusted advisors to the businesses and consumers we call our customers. We continue to help finance the dreams of many local individuals, whether that be providing home or car loans, helping start a small business, or aiding the growth of a major community employer. Daily, we help serve our customers and communities in a manner that creates shared success.
As a Company, we endeavor to support the customers who support us. If a customer works in an industry where Nicolet has a need, we make every effort to purchase our goods and services from them. Be it printing, photography, graphic design, promotional goods, architecture, construction, or building signs, we pledge to work with our customers when we can.
Protecting our Customers’ Data. Protecting and securing our customers data is of paramount importance to a financial institution like Nicolet, and we remain committed to providing a high level of customer care including measures to safeguard it. Our employees and business partners continually look for ways to provide our customers with enhanced product offerings while maintaining its cyber and information security controls to protect Nicolet’s data, applications, and networks. We continually invest in enhancing our preventive and defensive capabilities in line with information security standards, maintaining appropriate information security risk insurance policies, and implementing other measures to mitigate potential threats and losses, where possible. We believe it is important for all employees to understand the risks and regulations for security and cyber activities and require employees to participate in ongoing training programs on this topic. Additionally, our Board, Audit Committee, and Risk Committee are actively engaged in the oversight of our cybersecurity practices and receive prompt reporting and updates on significant cybersecurity-related threats.
Ensuring Ethical Business Practices. Our Code of Business Conduct and Ethics (available on our website under the “Corporate Governance” section) make clear our expectation for the conduct of our directors and employees. Additionally, directors and employees are also subject to separate Insider Trading and Whistleblower Policies, which are each considered to be integrally important to and consistent with the Code of Business Conduct and Ethics. We ensure compliance of these policies through ongoing training and monitoring so that we can maintain our track record of business success based upon the highest level of ethics and professionalism. Our employees are required to complete online training and testing to verify their comprehension of the legal requirements, including training on fair lending, unfair, deceptive or abusive acts and practices, and anti-money laundering, among several other topics.
We also carefully monitor Enterprise Risk Management topics through our Compliance Department, Risk Committee, and Audit Committee, with Board oversight over the various areas of our business. We encourage active engagement among the different areas within Nicolet responsible for our risk management oversight. Through our risk management process and oversight by various Board committees, our governance structure ensures that appropriate information gathering and monitoring is in place to oversee Nicolet’s risks.
Supporting a More Sustainable Dairy Industry. Nicolet remains Wisconsin’s largest commercial agricultural bank, primarily supporting the substantial milk producing industry in Wisconsin. The United Nations estimates that we will need to double food production between now and 2050 to feed the nearly 10 billion people that they project will inhabit the planet by then.
The U.S. Dairy Industry has adopted a Net Zero Initiative (“NZI”) by 2050. The primary focus of this ambitious initiative is to achieve greenhouse gas neutrality, optimize water use while maximizing recycling, and improve ground water quality. This NZI is led by six national dairy organizations and include Innovation Center for U.S. Dairy, Dairy Management, Inc., International Dairy Foods Association, Newtrient, National Milk Producers Federation, and U.S. Dairy Export Council, plus commercial partners and collaborators. Much of the funding for these organizations comes from mandatory check-off contributions from dairy farmer withholdings from milk payments. These monies are used for research and development of programs to demonstrate effective means to accomplish the NZI goals. Much progress has already been made through the implementation of cover crops to reduce soil erosion and nutrient run-off into our waterways, anaerobic digestion of animal waste resulting in significant greenhouse gas reduction, and systems to recycle water and nutrients from animal waste. Many of these systems have already led to the creation of an alternate profit center for the dairy farms incorporating these technologies, including many of our customers, and advancing the rate of adoption. Additionally, dairy and beef farms now have an opportunity to quantify and validate their reductions and sell resulting credits in a livestock carbon insetting marketplace. This revenue stream, administered through Athian, which is a collaborative effort of corporations with food animal interests, will allow livestock operations to re-invest proceeds from stewardship efforts and contribute to the operation’s financial health for the next generation. We recognize the importance of environmental sustainability with our dairy farm customers, and proudly support and finance the necessary technologies to help this industry achieve its NZI by 2050.

INFORMATION ABOUT THE BOARD OF DIRECTORS

The Board members as of the date of this Proxy Statement include the following fifteen (15) individuals:

Marcia M. Anderson	Lynn D. Davis	Brenda L. Johnson	Oliver Pierce Smith
Robert B. Atwell	John N. Dykema	Donald J. Long, Jr.	Glen E. Tellock
Héctor Colón	Christopher J. Ghidorzi	Dustin J. McClone	Robert J. Weyers
Michael E. Daniels	Andrew F. Hetzel, Jr.	Susan L. Merkatoris

For additional biographical information on the fifteen (15) director nominees, see PROPOSAL 1 - Election of Directors.

Affirmative Determinations Regarding Director Independence

The Board has considered the independence of the nominees for election at the Annual Meeting and all individuals who served as Directors during any portion of 2024. The Board has determined that all Directors and director nominees are independent under NYSE rules, except for Robert B. Atwell, Michael E. Daniels, Christopher J. Ghidorzi, and Brenda L. Johnson.

Board Diversity, Skills, and Experience

Diversity is one of the many factors considered when evaluating potential candidates to serve on the Board, as stated in the Corporate Governance guidelines, though Nicolet does not have a standalone policy regarding diversity requirements. The Company generally views and values diversity from the perspective of professional and life experiences, as well as geographic location, representative of the markets in which we do business. Nicolet recognizes that diversity in professional and life experiences may include consideration of gender, race, cultural background, or national origin, in identifying individuals who possess the qualifications that the Nominating & Governance Committee believes are important to be represented on the Board. The Company believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with Nicolet’s goal of creating a Board that best serves our needs and those of our shareholders. Statistics for our director nominees are presented below.

Our Board represents a range of diverse skills, experience and background that aligns with our mission, vision, and core values. The mix of skills, qualifications, and experience for our Board nominees are presented below.

Anderson	Atwell	Colón	Daniels	Davis	Dykema	Ghidorzi	Hetzel	Johnson	Long	McClone	Merkatoris	Smith	Tellock	Weyers
Age	67	67	52	60	69	61	47	68	65	67	42	61	41	63	60
Gender															
Male		●	●	●	●	●	●	●		●	●		●	●	●
Female	●								●			●			
Race/Ethnicity															
African American	●														
Hispanic			●												
White/Caucasian		●		●	●	●	●	●	●	●	●	●	●	●	●
Qualifications / Skills / Professional Experience															
Audit / Accounting / Finance	●	●		●		●	●	●		●		●	●	●	●
Banking / Financial Services	●	●		●		●	●		●	●	●	●	●		●
Business Operations			●	●	●	●	●	●		●	●	●	●	●	●
Enterprise Risk Management	●			●			●			●	●	●		●	●
Entrepreneurial		●	●	●	●	●	●	●	●	●		●	●	●	●
Human Resources / Executive Compensation	●			●		●				●	●	●		●	
Legal / Regulatory	●	●		●									●		
Mergers & Acquisitions		●		●		●	●	●	●	●	●		●	●	●
Other Public Company Board service & Corporate Governance	●		●										●	●	
Strategic Planning	●	●	●	●	●	●	●	●	●	●	●	●	●	●	●
Technology / Information Security				●						●			●

Audit / Accounting / Finance	Experience in overseeing financial reporting and internal controls
Banking / Financial Services	Experience in financial service product and business model evolution
Business Operations	Strong leadership experience to monitor strategy and performance within a business model or revenue generating service
Enterprise Risk Management	Experience in overseeing the risks throughout an organization
Entrepreneurial	First-hand experience thinking and acting as an owner
Human Resources / Executive Compensation	Experience in assessing compensation practices, diversity, talent, training and promoting culture within the company
Legal / Regulatory	Experience in monitoring compliance and regulatory requirements
Mergers & Acquisitions	Corporate development knowledge, pricing, and negotiating skills, along with various legal and regulatory requirements
Other Public Company Board service & Corporate Governance	Experience with top-level decision making and validating implementation, including the additional regulatory requirements of a public company
Strategic Planning	Experience in identifying, communicating, and putting into action an organizations goals and objectives to achieve its vision of success
Technology / Information Security	Strong knowledge of digital innovation, and the ability to assess tools to enhance business operations, customer experience, and cybersecurity

Board Meetings and Attendance

During 2024, the Board held nine (9) meetings. Each member of the Board attended at least 75% of the total number of meetings of the Board and committees on which they served that were held in 2024 during such director’s term. Nicolet encourages all directors to attend the Annual Meeting of shareholders. The Annual Meeting held on May 20, 2024, was attended by 14 of the 15 directors nominees.

Board Committees

The Board has four standing committees including: the Executive Committee, Nominating & Governance Committee, Audit Committee, and Compensation Committee. Each of these standing committees has a charter specifying such committee’s responsibilities, duties, and authority. These charters are available on Nicolet’s website, www.nicoletbank.com, under “Corporate Governance.”

The following table lists the members and committee chair of each of the standing committees as of the date of this Proxy Statement and the number of meetings held by each committee during calendar 2024.

Director Name	Executive Committee	Nominating & Governance Committee	Audit Committee	Compensation Committee
Marcia M. Anderson			X
Michael E. Daniels	Chair
John N. Dykema	X	Chair		Chair
Donald J. Long, Jr.	X	X		X
Dustin J. McClone			X
Susan L. Merkatoris	X	X	Chair	X
Glen E. Tellock	X		X	X
Robert J. Weyers	X	X
Total Number of Meetings in 2024	—	2	6	2

Executive Committee. The Executive Committee is authorized, with certain limitations, to exercise the Board’s authority between Board meetings, and is available to executive management for advice, discussion or attention on matters around any business or strategic topics, including sensitive or emerging matters, to which executive management desires some advice between Board meetings. It generally meets on an as-needed basis.

Nominating & Governance Committee. The Nominating & Governance Committee is comprised of independent directors as required by NYSE rules. The primary functions and responsibilities of the Nominating & Governance Committee include:
•Prepare and review with the Board a list of general criteria for Board nominees
•Review and identify qualified candidates for Board membership
•Ensure that at least a majority of Board members meet independence requirements
•Make recommendation to the Board nominees for each annual meeting of shareholders
•Recommend Board leadership structure and the composition of Board committees
•Oversee the annual review and evaluation of the Nominating & Governance Committee

Audit Committee. The Audit Committee is comprised of independent and financially literate directors as required by NYSE rules. In addition, Ms. Merkatoris, Ms. Anderson, and Mr. Tellock meet the criteria specified under applicable SEC regulations as an “audit committee financial expert.” The primary responsibilities and function of the Audit Committee include:
•Review and monitor the integrity of Nicolet’s quarterly and annual financial statements, internal controls and compliance with regulatory and legal requirements
•Engage and oversee the independent auditors, review their audit plan and the accompanying management letter, if any
•Review the scope and results of Nicolet’s internal audit procedures
•Oversee Nicolet’s compliance with legal and regulatory requirements
•Serve as a clear and concise communication avenue among the independent auditor, management, internal audit and the Board

Compensation Committee. The Compensation Committee is comprised of independent directors as required by NYSE rules. Its primary responsibilities include:
•Determine and recommend compensation to be paid to our directors and executive officers
•Evaluate the performance of the Chairman, President, and CEO relative to Nicolet’s goals and objectives to determine annual compensation
•Review and administer Nicolet’s incentive plans, including issuances of stock grants under those plans
•Oversee Nicolet’s incentive and employee compensation programs, with the executive officers, to ensure that the programs do not encourage unnecessary risk taking or manipulation of Nicolet’s reported earnings
•Exercise fiduciary and administrative functions under certain health, benefit or welfare plans

•Submit appropriate reports to various regulators relating to Nicolet’s compensation practices, as may be required

Other Committees. Additional committees of the Board are described below.

Risk Committee. The Board through the Risk Committee is responsible for providing oversight of enterprise-wide risk management of Nicolet, including approval of policies and processes employed to manage such risks. During 2024, the Risk Committee held 3 meetings. As of the date of this Proxy Statement, the directors on the Risk Committee were Messrs. Atwell, Daniels, Davis, Ghidorzi, and Smith, and Ms. Merkatoris.

Trust Committee and Wealth Management Committee. The Board through the Trust Committee is responsible for providing management and oversight with respect to the Bank’s exercise of its trust powers, while the Board through the Wealth Management Committee is responsible for oversight relative to Nicolet’s wealth management business. The Trust Committee and the Wealth Management Committee hold joint meetings and include the same members of management and the Board. During 2024, the Trust Committee and the Wealth Management Committee each held 4 meetings. As of the date of this Proxy Statement, the directors on the Trust Committee and the Wealth Management Committee were Messrs. Atwell, Daniels, Ghidorzi, Hetzel, Smith, and Weyers, and Ms. Johnson.

Asset Liability Committee (“ALCO”). As stated in Nicolet’s treasury policy, the Board through ALCO is responsible for approving the treasury policy, and through the approval of such policy, the Board delegates authority for day-to-day treasury management to bank management with direction and oversight from ALCO and the Board. During 2024, ALCO held 4 quarterly meetings with the Board, and 8 other monthly meetings. As of the date of this Proxy Statement, the directors on ALCO were Messrs. Atwell, Colón, Daniels, Davis, Tellock, and Weyers and Mses. Anderson and Johnson. The primary functions of ALCO include interest rate sensitivity, liquidity, funding, investment strategy, margin and pricing considerations, capital adequacy, bank owned life insurance, and correspondent bank relationships.

Directors Loan Committee (“DLC”). As stated in Nicolet’s loan policy, the Board is responsible for approving the lending policy and overseeing the activities of the lending function, including review of certain new and renewed extensions of credit through the DLC. Every week the Officers Loan Committee (“OLC”) meets to discuss loans (new and renewals) that meet the requirements of the loan policy, providing to the commercial lending team collective awareness of customers, loan needs, pricing considerations, and underwriting or other risk matters. DLC meets every other week to review and approve OLC-reviewed loans, and to provide other oversight and insight from Board members, in support of the Bank’s lending function. During 2024, there were 26 DLC meetings. Each outside director is assigned to serve on the DLC through at least one quarter of DLC meetings each year.

Director Compensation

The Board’s philosophy for director compensation is to provide Nicolet with the best opportunity to compete for, attract and retain qualified board members; compensate board members fairly and in alignment with shareholders’ interests; and be fiscally responsible for the long-term success and viability of Nicolet. The director compensation philosophy also identifies the goal of balancing fees paid with the number of directors to ensure director compensation is both reasonable and competitive in total.

The Compensation Committee evaluates the competitiveness of director compensation on an ongoing basis with the assistance of peer group benchmarking studies and makes pay recommendations to the full Board for approval at least annually, utilizing compensation studies, banking industry surveys, and proxy disclosures of public bank peer companies, among other information. While board compensation is reported below on a calendar year basis, board compensation is generally established by the Committee for May to April, to coincide with the annual meeting director election and reassignment of committees.

During 2023, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) to provide a comprehensive review of board compensation, which resulted in changes to the board compensation for 2024 (as discussed below). For additional information on the scope and services provided by Pearl Meyer for the executive compensation review, see “EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS - Use of Independent Compensation Consultant and Peer Group Benchmarking.”

Following the 2024 Annual Meeting of Shareholders, the Compensation Committee approved pay (for board service from May 2024 through April 2025) to include a $50,000 equity retainer, a $20,000 cash retainer, and cash per-meeting fees for each committee (at $1,000 for each committee meeting of Audit, Compensation, Executive, Nominating & Governance, Risk, ALCO, and Trust Committees, and $500 for each committee meeting of DLC). In addition, the Audit Committee chair received a $15,000 annual cash retainer, the Compensation Committee chair received a $10,000 annual cash retainer, and the Nominating & Governance chair received a $5,000 annual cash retainer. The $50,000 May 2024 equity retainer resulted in 626 shares being granted and immediately vested to each non-employee director (based on the $79.83 closing stock price as of the grant date). We believe immediate vesting is appropriate for the equity retainer granted to directors as it is part of the annual director compensation package. Non-employee directors also have the option each year to elect to receive their cash fee compensation (if any) in the form of Company common stock through the Deferred Compensation Plan for Non-Employee Directors.

In comparison, following the 2023 Annual Meeting of Shareholders, the Compensation Committee approved pay (for board service from May 2023 through April 2024) to include a $50,000 equity retainer, a $10,000 annual cash retainer to the Audit Committee chair, and cash per-meeting fees (at $1,000 for each Board meeting, $750 for each committee meeting of Audit, Compensation, and Nominating & Governance Committees, and $500 for each committee meeting of Executive, ALCO, Trust, and DLC). The $50,000 May 2023 equity retainer resulted in 898 shares being granted and immediately vested to each non-employee director (based upon the $55.65 closing stock price as of the grant date).

The following table shows information concerning the compensation to non-employee directors of Nicolet and its subsidiaries for their services as directors for the 2024 calendar year. Employee directors do not receive any additional compensation for their services as a director.

Director Compensation for 2024 (2)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Marcia M. Anderson	$31,000	$49,974	$80,974
Robert B. Atwell *	29,500	49,974	79,474
Héctor Colón *	28,000	49,974	77,974
Lynn D. Davis	30,500	49,974	80,474
John N. Dykema *	45,000	49,974	94,974
Christopher J. Ghidorzi *	35,500	49,974	85,474
Andrew F. Hetzel, Jr. *	29,500	49,974	79,474
Brenda L. Johnson*	31,000	49,974	80,974
Donald J. Long, Jr. *	31,500	49,974	81,474
Dustin J. McClone *	30,000	49,974	79,974
Susan L. Merkatoris	53,250	49,974	103,224
Oliver Pierce Smith	32,250	49,974	82,224
Glen E. Tellock	35,750	49,974	85,724
Robert J. Weyers *	35,500	49,974	85,474

* For the nine directors noted, 100% of their 2024 cash director fees were remitted to the Directors Deferred Compensation Plan and used by the plan quarterly to purchase Nicolet common stock on behalf of the director, except for Mr. Ghidorzi who elected to defer 50% of his director compensation.
1 Reflects the grant date fair value of the awards of immediately vesting restricted stock granted during the calendar year as computed in accordance with applicable accounting guidance. Each non-employee director serving as of May 28, 2024, was granted an award of 626 shares of immediately vesting restricted stock (the number of whole shares closest to $50,000 based upon the $79.83 closing stock price on the grant date).

2 Director compensation did not include Option awards, Non-equity incentive plan compensation, Change in pension value or non-qualified deferred compensation earnings, or Other compensation; hence, the table above excluded these zero-based columns.

Deferred Compensation Plan for Non-Employee Directors (“Directors Plan”)

The Directors Plan, as revised and restated effective July 1, 2024, is a nonqualified plan. Non-employee directors may elect to defer a portion or all of their cash Board fees, including retainers. The voluntary deferrals are contributed quarterly to a rabbi trust, the trustee of which invests the voluntary deferrals in shares of common stock of Nicolet. Upon termination of service as a Board member other than due to death (separation date), a participating director receives payment of their deferral account in accordance with their election, distributed during the first half of the calendar year following the year of their separation date. If the termination of service is due to death, payment shall be made to the designated beneficiary within 90 days of the date of death.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of Nicolet or any of its subsidiaries, and no member of the Compensation Committee had or has any relationship requiring disclosure under SEC regulations. None of Nicolet’s executive officers has served on the board of directors or the compensation committee of any other entity that has an executive officer serving on the Board or on Nicolet’s Compensation Committee.

EXECUTIVE OFFICERS

Nicolet’s executive officers as of the record date were Michael E. Daniels, H. Phillip Moore, Jr., and Eric J. Witczak. Ages are as of December 31, 2024.

Michael E. Daniels, age 60, has served as Chairman, President, and Chief Executive Officer of Nicolet since December 31, 2023, and served as President and Chief Executive Officer of Nicolet since April 26, 2021. Prior to this, Mr. Daniels served as Executive Vice President and Secretary of the Company since its formation in 2002 and, beginning April 29, 2016, President and Chief Executive Officer of Nicolet Bank. From 2007 to April 29, 2016, Mr. Daniels served as President and Chief Operating Officer of Nicolet Bank and served as Executive Vice President and Chief Lending Officer of Nicolet Bank from 2000 to 2007.

H. Phillip Moore, Jr., age 64, has served as Chief Financial Officer of Nicolet Bank and of Nicolet since June 7, 2021. Mr. Moore previously served as the Southeast US Market Leader for Wipfli LLP from October 2019 until May 2021, and served as the Managing Partner of Porter Keadle Moore, LLC, prior to Wipfli’s practice combination with Porter Keadle Moore, LLC in October 2019. Mr. Moore has over forty years of experience in the accounting and auditing of community banks.

Eric J. Witczak, age 54, has served as Executive Vice President and Secretary of Nicolet since April 26, 2021. Mr. Witczak also serves as Executive Vice President, Chief Operating Officer of Nicolet Bank, responsible for all of Nicolet’s revenue lines and marketing. Mr. Witczak has been with the Bank since August 23, 2000.

As of the record date, executive officers of Nicolet Bank, in addition to Mr. Daniels, Mr. Moore, and Mr. Witczak, include:

Brad V. Hutjens, age 43, serves as Executive Vice President, Chief Credit Officer, and Chief Compliance & Risk Manager of Nicolet Bank, responsible for all of Nicolet’s credit, compliance, risk management, operations, and information technology. Mr. Hutjens has been with the Bank since September 2, 2003.

William M. Bohn, age 57, serves as Executive Vice President, Wealth Management, Private Client and Trust Services of Nicolet Bank and has been with the Bank since April 15, 2024. Prior to joining Nicolet Bank, Mr. Bohn was the Chief Executive Officer of USI-Community Agencies from July 1, 2020 to April 15, 2024. Before that, Mr. Bohn had an extensive career with a large regional bank holding company headquartered in Green Bay, Wisconsin, where he held several senior executive roles, including serving as EVP-Head of Wealth Management and Institutional Services for the last several years of his tenure.

STOCK OWNERSHIP

Board and Management Stock Ownership

The following table sets forth information with respect to the beneficial ownership, as of January 31, 2025, of shares of Nicolet common stock by (i) each of Nicolet’s current directors, director nominees, and executive officers; and (ii) all current Nicolet directors and executive officers as a group. The address for each person included in the table is 111 North Washington Street, Green Bay, Wisconsin 54301.

For purposes of this table, a person “beneficially owns” a security if that person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days. Unless noted below, management believes that each person listed below has sole investment and voting power with respect to the shares included in the table.

Directors, Director Nominees and Executive Officers	Number of Shares		Percentage of Issued and Outstanding Shares [1]
Marcia M. Anderson	2,462	[2]	*
Robert B. Atwell	271,614	[3]	1.7%
William M. Bohn **	12,150	[4]	*
Héctor Colón	4,245	[5]	*
Michael E. Daniels **	232,534	[6]	1.5%
Lynn D. Davis	11,900		*
John N. Dykema	62,452	[7]	*
Christopher J. Ghidorzi	11,137	[8]	*
Andrew F. Hetzel, Jr.	9,953	[9]	*
Brad V. Hutjens **	86,436	[10]	*
Brenda L. Johnson	672,149	[11]	4.2%
Donald J. Long, Jr.	85,504	[12]	*
Dustin J. McClone	6,043	[13]	*
Susan L. Merkatoris	82,218		*
H. Phillip Moore, Jr. **	63,653	[14]	*
Oliver Pierce Smith	447,050	[15]	2.8%
Glen E. Tellock	2,524	[16]	*
Robert J. Weyers	102,650	[17]	*
Eric J. Witczak **	90,638	[18]	*

All Current Directors and Executive Officers as a Group (19 persons)	2,257,311	[19]	14.2%

*	Represents less than one percent.
**	Represents the named executive officers.
[1]	For purposes of this table, percentages shown treat shares subject to exercisable options held by the indicated director or executive officer (including options exercisable within 60 days) as if they were issued and outstanding. All unvested shares of restricted stock are entitled to vote and are therefore included with the issued and outstanding shares reflected in this table.
[2]	Includes 290 shares held by Ms. Anderson in the Deferred Compensation Plan for Non-Employee Directors.
[3]
Includes 297 shares held by Mr. Atwell in the Deferred Compensation Plan for Non-Employee Directors, exercisable options to purchase 240,000 shares of common stock, 353 shares of unvested restricted stock, and 1,000 shares in a charitable organization in which Mr. Atwell disclaims any financial interest.

[4]	Includes 12,125 shares of unvested restricted stock. Mr. Bohn is a non-director named executive officer.
[5]	Includes 853 shares held by Mr. Colón in the Deferred Compensation Plan for Non-Employee Directors.
[6]
Includes 9,803 shares held in his spouse’s IRA, exercisable options to purchase 135,000 shares of common stock, 6,252 shares Mr. Daniels owns in his Nicolet 401(k) plan, and 10,030 shares of unvested restricted stock. Mr. Daniels is a director and named executive officer.

[7]	Includes 9,793 shares held in an irrevocable trust, and 9,182 shares held by Mr. Dykema in the Deferred Compensation Plan for Non-Employee Directors.
[8]	Includes 3,190 shares held by Mr. Ghidorzi in the Deferred Compensation Plan for Non-Employee Directors.
[9]	Includes 1,735 shares held by Mr. Hetzel in the Deferred Compensation Plan for Non-Employee Directors.
[10]
Includes exercisable options to purchase 55,000 shares of common stock, 1,818 shares Mr. Hutjens owns in his Nicolet 401(k) plan, and 3,404 shares of unvested restricted stock. Mr. Hutjens is a non-director named executive officer.

[11]	Includes 660 shares held by Ms. Johnson in the Deferred Compensation Plan for Non-Employee Directors.
[12]	Includes 5,224 shares held by Mr. Long in the Deferred Compensation Plan for Non-Employee Directors.
[13]	Includes 1,627 shares held by Mr. McClone in the Deferred Compensation Plan for Non-Employee Directors.
[14]
Includes 375 shares held in his spouse’s IRA, exercisable options to purchase 30,000 shares of common stock, and 7,841 shares of unvested restricted stock. Mr. Moore is a non-director named executive officer.

[15]	Includes 1,767 shares held by Mr. Smith in the Deferred Compensation Plan for Non-Employee Directors.
[16]	Includes 1,000 shares held by Mr. Tellock in a family trust.
[17]
Includes 9,411 shares held by Mr. Weyers in the Deferred Compensation Plan for Non-Employee Directors, 25,250 shares held in a limited partnership to which Mr. Weyers is general partner, 3,500 shares held in a limited liability company to which Mr. Weyers is an owner, and 12,333 shares held in a trust for Mr. Weyers adult children in which Mr. Weyers disclaims any financial interest.

[18]
Includes exercisable options to purchase 55,000 shares of common stock, 6,783 shares Mr. Witczak owns in his Nicolet 401(k) plan, and 3,841 shares of unvested restricted stock. Mr. Witczak is a non-director named executive officer.

[19]	Includes outstanding common stock, exercisable options to purchase 515,000 shares of common stock, and all shares of unvested restricted stock.

Stock Ownership of Beneficial Owners

The following table sets forth information with respect to the beneficial ownership of shares of Nicolet common stock by each person known by the Company to be the beneficial owner of more than 5% of Nicolet’s issued and outstanding common stock.

Name and Address	Amount and Nature of Beneficial Ownership [1]		Percent of Class [2]
BlackRock, Inc.	1,018,199	3	6.7%
55 East 52nd Street
New York, NY 10055

1	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) the power to vote or to direct the voting of such shares, or (b) the power to dispose or direct the disposition of such shares.
2	Based on 15,273,213 shares of common stock outstanding as of January 31, 2025.
3
Based on a Schedule 13G/A filed on January 26, 2024, BlackRock, Inc. and certain affiliated entities, as of December 31, 2023, had sole voting power with respect to 991,605 shares and sole dispositive power with respect to 1,018,199 shares.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the principles and practices underlying Nicolet’s executive compensation policies and decisions made by the Compensation Committee (sometimes also referred to within this Compensation Discussion and Analysis section as the “Committee”) as they relate to the 2024 compensation for our chief executive officer, chief financial officer, and other executive officers included in the Summary Compensation Table, collectively referred to in this Proxy Statement as our “Named Executive Officers” or “NEOs.”

Our compensation philosophy and the objectives of our compensation decisions and administration are grounded in our core values, vision, and mission. The following sections summarize this philosophy and these objectives.

2024 Summary Financial Results

Net income for the year ended December 31, 2024 was $124 million and earnings per diluted common share was $8.05, compared to net income of $62 million and diluted earnings per common share of $4.08 in 2023. Net income reflected non-core items and the related tax effect of each, including the first quarter 2023 balance sheet repositioning and third quarter 2023 change in Wisconsin state tax law (as detailed in Appendix A, Reconciliation of Non-GAAP Financial Measures, of this Proxy statement), as well as gains / (losses) on other assets or investments and certain specific expenses. For the full year, non-core items positively impacted diluted earnings per common share $0.22 for 2024 and negatively impacted diluted earnings per common share $2.64 for 2023.

At December 31, 2024, Nicolet had total assets of $8.8 billion, an increase of $328 million (4%) from December 31, 2023, on solid loan growth. Total loans increased $273 million (4%) from December 31, 2023, with growth in agricultural, commercial and industrial, and residential real estate. Total deposits of $7.4 billion increased $206 million (3%) from December 31, 2023, with growth in money market and time deposits, partly offset by lower noninterest-bearing demand deposits. Total capital was $1.2 billion at December 31, 2024, an increase of $134 million from December 31, 2023, mostly due to solid earnings and stock option exercises, partly offset by payment of the quarterly common stock dividend and share repurchases. Nonperforming assets were $29 million and represented 0.33% of total assets at December 31, 2024, compared to $28 million or 0.33% at December 31, 2023. The allowance for credit losses-loans increased to $66 million (1.00% of loans), compared to $64 million (1.00% of loans) at December 31, 2023.

Executive Compensation Philosophy and Summary

Nicolet has a distinctly entrepreneurial approach to its executive compensation philosophy, which has included the use of episodic equity-based incentives at the inception of identified performance periods (typically based on a five-year strategic horizon with awards carrying a five-year vesting period), in addition to competitive base salaries, annual target incentives (typically based on a percentage of salary, including a short-term incentive portion to be paid immediately in cash and a long-term incentive portion paid in equity that vests ratably over a five-year period) and competitive benefits. Nicolet also has the ability to selectively and subjectively make company contributions (“Company Contributions”) under Nicolet’s nonqualified deferred compensation (“NQDC”). All these components of compensation reward individual actions and performance; provide a mix of short-term and long-term compensation; allow us to attract, retain and motivate high-quality, skilled executives; and pay for performance over the longer term that is in alignment with Nicolet’s vision, strategic plans, and shareholder interests.

We use executive compensation to reinforce the owner-managed culture at the heart of Nicolet’s conceptual long-term market impact, financial performance, and stock price performance. In particular, the Board believes that a strong employee equity interest in future stock price appreciation has consistently driven exceptional shareholder returns. This long-term performance supports the Board’s position that equity is both a correlated and strong driver of long-term shareholder return. It incentivizes named executive officers to work for the long-term sustained prosperity of Nicolet, and reflects an aligned pay-for-performance philosophy.

Shareholder Outreach

2024 Say-on-Pay Vote Results. Every year, Nicolet conducts an annual vote to approve its executive compensation program on an advisory (non-binding) basis, commonly known as “say-on-pay.” At our 2024 Annual Meeting, we received a “For” vote of over 72%, which represented a decline from the prior year.

Shareholder Engagement. As with prior year practices, we solicited feedback from our larger shareholders regarding our compensation and corporate governance practices again in 2024. We provided our eight largest institutional shareholders the opportunity to speak with the Chair of the Committee, Senior Vice President of Human Resources / Legal Counsel, and Senior Vice President of Corporate Development and Investor Relations about our compensation practices, corporate governance matters, or any other relevant topics. Of the eight shareholders we reached out to, we held calls with the portfolio managers and/or stewardship teams from five of them. While some of those calls remain ongoing as of the time of this proxy filing, we did receive feedback based on the conversations we did have. However, certain shareholders were limited in their feedback given the recent updates the SEC made to the Schedule 13D/G Compliance and Disclosure Interpretations. The majority of the conversation rested with our compensation practices and philosophy, and how that has evolved over time. Shareholders were appreciative of the changes the Compensation Committee has either implemented in 2024 or plan to implement in 2025 (as detailed below), given it removes a level of discretion regarding the short and long-term incentive awards of our NEOs. Additionally, after years of feedback, and as noted below, we have established a new role of Lead Independent Director within our existing Board. We plan to continue to engage with shareholders on an ongoing basis and will listen and respond to shareholder feedback on Nicolet’s performance, compensation plans, governance matters, and strategic direction.

Executive Compensation Governance

We believe Nicolet’s pay practices demonstrate our commitment to and alignment with our mission, vision, and core values, as well as our dedication to a pay for performance philosophy supported by strong corporate governance. Highlights of our executive compensation governance are summarized below.

What We Do:		What We Don’t Do:
✓	Independent Expert Advice. We retain an independent expert selected by the Committee for compensation advice.	X	No tax gross-ups. We do not provide our NEOs with tax gross-ups in any of our compensation plans.

✓	Pay for Performance. A significant portion of our NEOs total compensation is tied to Company performance.	X	No Short Sale or Hedging. Our insider trading policy prohibits the short sale and hedging of Nicolet stock.

✓	Evaluate and Manage Risk. The Committee reviews compensation programs annually to ensure our programs do not encourage excessive risk taking.	X	No Repricing of Stock Options. Our equity incentive plan prohibits the repricing of options without shareholder approval.

✓	Require Stock Ownership. Our NEOs are subject to stock ownership requirements to promote alignment with our shareholders.	X
No “Single-Trigger” Change in Control Provisions. Our change in control provisions require both a change in control and a subsequent involuntary termination for a NEO to be eligible to receive bonus pay and accelerated vesting.

✓	Annual Say-On-Pay Vote. We solicit regular feedback from shareholders on our pay practices.

✓	Robust Clawback Policy. Our NEOs are subject to compensation clawback in the event of a material restatement of financial statements.

The Compensation Committee

The Committee, comprised of independent directors, believes that our executive compensation program is appropriately designed to achieve our objectives, is responsibly aligned with the best interests of our shareholders, and is reasonable when reviewed in context with the executive compensation programs and relative performance of our peer group companies, and does not create incentive for taking unreasonable risk.

As further described under “INFORMATION ABOUT THE BOARD OF DIRECTORS - Board Committees,” the primary purpose of the Committee is to discharge the responsibilities of Nicolet’s Board related to compensation to be paid to executive officers and directors, as well as to review and administer Nicolet’s incentive plans, including making grants under those plans. The Committee makes compensation related recommendations to the Board regarding Nicolet’s executive officers while considering actual results versus performance targets. The Committee is also responsible for making recommendations to the Board for compensation of Board members.

The Committee is focused on sustainability and improving operational and financial results, which we believe translates to long-term shareholder value. Therefore, we design and oversee our executive compensation programs to promote attainment of our annual and longer-term business goals, while appropriately balancing potential rewards for superior performance with minimizing risks to our shareholders.  The Committee seeks to compensate our executives in a fair, reasonable, and competitive manner, and be consistent with the underlying principles that frame our compensation philosophy described throughout this EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS section.

Our Compensation Philosophy is Grounded in our Values, Vision, and Mission

Nicolet was founded upon five core values (Be Real, Be Responsive, Be Personal, Be Memorable, and Be Entrepreneurial) which each of our employees embody to create a distinct competitive positioning in the markets within which we operate. Our mission is to be the lead community bank within the communities we serve, while our vision is to optimize the long-term return to our customers, employees, and shareholders (the “3 Circles”). Collectively, these embed a long-term focus in our leadership and business model.

Our longer-term compensation philosophy, which may contrast with that of other banks, is described in more detail below. We have historically weighted our compensation programs heavily toward long-term option-based equity rewards whose value results from shareholder value creation, rather than those which tie a preponderance of rewards to a few short-term metrics, creating a short-term mentality that may not serve the long-term interests of Nicolet and its shareholders. As such, we have occasionally rewarded our executives with periodic large grants of stock options which ties them to our value of “Be Entrepreneurial,” as our executives only realize value from these episodic option grants in the event the stock price appreciates. This aligned our executives’ personal compensation goals and levels with the increase in value the shareholders realize over time. As Nicolet has matured, the long-term incentive compensation mix evolved where larger option-based equity awards have largely been replaced by restricted stock grants to better align a portion of compensation to shareholder long-term interests of retention and smooth succession. Additionally, compensation expense related to equity-based awards is disclosed in the Proxy summary compensation tables in the year granted, and therefore our larger episodic awards have inflated compensation numbers of our NEOs in certain years.

Our History Underlying Executive Compensation

Since its founding in 2000, Nicolet has aligned employees and their compensation with shareholder interests over the long-term through ownership in the Company. Our incentive programs have historically included a larger than conventional ratio of equity-based compensation as a percentage of total compensation, primarily in the form of stock options. Employees realize the value of any stock option grant only when success is sustained, and reflected through a rising stock price, which aligns with value creation for our shareholders over the long-term. If the stock price does not increase over the strike price at grant, executives realize no value from the option awards. However, as the Company has matured, equity-based compensation for our NEOs has also evolved, and as noted above, we have shifted more to equity-based awards other than options, which have primarily been restricted stock awards. While we have used restricted stock as a long-term incentive for our NEOs and other senior leaders for more than a decade, the size, structure, and vesting schedules have evolved with time.

Beginning in 2024, we granted restricted stock as a portion of the long-term equity incentive bonus program to our senior management team, which vests ratably over a 5-year period, while prior to 2024, we granted restricted stock as a portion of the annual variable incentive bonus program to our senior management team, which vested one-third immediately and one-third on the next two anniversary dates. We may also selectively and subjectively use Company Contributions under the NQDC plan to allow the mix of incentive compensation to be meaningful to recipients and to achieve retention or succession-related goals.

Objectives of the Compensation Program

In designing and implementing the compensation program for our executive officers, we primarily intend to:

•attract, motivate, and retain highly skilled executives in a competitive environment;
•provide appropriate financial incentives for results, which aligns the financial interests of our executives and shareholders, and inspires and rewards behavior that promotes sustainable growth in shareholder value;
•balance base compensation with pay-for-performance compensation by ensuring that a significant portion of total compensation is determined by financial operating results and creation of shareholder value; and
•motivate our executives to manage the business to generate positive short-term and long-term results without creating unnecessary or excessive risks to Nicolet.

The design of our current compensation program incorporates compensation components that are widely used by companies within our industry, and are applied in combination to achieve the objectives noted above. Within our peer group companies, the mix of components as a percentage of total executive compensation varies; our program had been more heavily weighted toward appreciation-based equity in the form of stock options to reward our executives when they create significant and sustained performance above industry averages, thereby creating shareholder value. However, as noted above, we have recently shifted to providing restricted stock awards to our NEOs as an alternative form of equity-based compensation. We believe that providing high impact leaders with opportunities to share in Nicolet’s value creation for its shareholders over a longer period through the use of equity awards is not dilutive, but rather accretive by aligning our executives’ interests with our shareholders over the longer term, and in creating a greater shared return for all those who invest in Nicolet through their patronage, time, effort and/or financial investment.

We acknowledge that a range of factors impact stock performance and, consequently, the value of equity-based compensation. Some of the factors are internally controlled and some are not, and we fully understand that an emphasis on stock-based compensation can result in executives benefiting from those external factors, perhaps as much as the internal factors. We appreciate that some companies try to structure incentive compensation in such a way to minimize the effect of external factors. The risk of this is that it has the potential for executives being heavily compensated in situations in which the shareholders are not similarly benefiting. No compensation system is perfect. We recognize this and have leaned toward executive alignment with shareholders rather than the alternative.

Pay for Performance Criteria and Process

Paying for performance is the foundation of our incentive compensation philosophy. We believe shareholder value creation, most visible in our stock price performance over time, is driven by sustained business performance in the areas of Growth, Profitability and Soundness, as measured through a number of quantitative and qualitative components. Specific to Growth, we consider organic growth in assets, loans, and deposits; M&A-based growth, innovation, and relevance to markets we serve. For Profitability, we consider traditional metrics such as net income, earnings per common share, return on average assets, and return on average equity or tangible equity, expense management, and share management. And for Soundness, we consider asset quality, core deposits, capital, and risk management. The weightings assigned to each of these areas shifted slightly from 2023, with a heavier focus on soundness based on the uncertain macroeconomic environment.

Specific for 2024’s incentive compensation, the Committee and the Board focused on the following metrics as a guide when determining incentive awards.

	2024 Results	2023 Results	Outcome
GROWTH	15% Weighting	15% Weighting
Loan growth (Year over Year)	4.3%	2.8%	ä
Deposit growth (Year over Year)	2.9%	0.3%	ä
Net interest income ($ in thousands)	$268,065	$241,516	ä
PROFITABILITY	45% Weighting	50% Weighting
Net income ($ in thousands)	$124,059	$61,516	ä
Diluted earnings per common share	$8.05	$4.08	ä
Efficiency ratio	54.97%	59.50%	ä
SOUNDNESS	40% Weighting	35% Weighting
Net loan charge-offs to average loans	0.02%	0.01%	à
Nonperforming assets to total assets	0.33%	0.33%	à
Stockholders’ Equity / Assets	13.33%	12.27%	ä
Tangible common equity / Tangible assets ^	9.33%	7.98%	ä
^ For a reconciliation of this non-GAAP financial measure to the most comparable GAAP measures, please refer to Appendix A of this Proxy Statement.

The Committee and the Board award incentives by evaluating Company and individual performance in a holistic fashion, considering actual results and achievements in the above three areas against our strategic objectives, expectations and improvements over the prior year; overall industry and marketplace conditions; and readiness for continued and future goal attainment in line with our strategic plans. In addition to the absolute quantitative measurement of financial results in the above three areas, we also evaluate the qualitative nature of our results, relative to peers and the market. We believe that this approach of evaluating internal performance in light of external factors results in superior long-term value creation compared to an approach that relies on a few selected objective internal metrics based solely on a formulaic calculation that weights individual metrics in any single year, as it serves to mitigate risks that employees might take to achieve a single numerical goal that would threaten the long-term health and viability of Nicolet.

Clawback. Nicolet’s incentive compensation philosophy clearly specifies that any and all cash bonus payments, retention awards, and/or equity incentive compensation which may be paid to selected officers are subject to recovery or “clawback” by the Company if such payments were based on financial statements or other performance metric criteria which are later found to be materially inaccurate. For additional information on this policy, see “Clawback Policy.”

Perspective: The Committee has compensation data available from consultants, studies, and peer groups to provide perspective on pay levels and pay mix to executives, as well as the ability to compare Nicolet’s financial results to peer groups and others in the industry. This comparative data is generally historical (lagging by an annual period), whereas the decision-making process of the Committee is real-time in awarding current year awards for current year results (financial and non-financial goals) and in setting next year salary levels. For example, the Committee will see comparative data on 2024 total compensation for executives in mid-2025, well after the Committee makes its decisions for 2025. Therefore, the Committee values the comparative lagged data as well as the most recent say-on-pay vote for perspective and context. The Committee does not set any named executive’s pay (salary, incentive, total pay or pay mix) using formal target ranges (such as median, above median or a multiple of median) of a comparatively titled executive. The Committee instead sets incentives and pay each year supported mainly by performance achieved toward goals, as well as its comprehensive evaluation of the many factors already discussed and lagged peer data.

Components of our Compensation Program

To achieve the objectives of our compensation program, we use a mix of compensation components evaluated individually and in combination, including the following.

•Base salary - competitive fixed pay commensurate with experience and performance (evaluated in context of the industry and our peer group’s base salary levels for equivalent roles);
•Annual variable cash incentive bonus - bonus pay represented as a target percentage of salary. For the broader workforce, this represents an annual cash bonus opportunity. For the named executive officers and selected other senior leaders, we set a target percentage of salary that is payable in cash for attainment of goals. We may pay beyond target for over-performance (though in practice we cap this at 150% of target) or below target for under-performance against our various metrics and other achievements;
•Long-term equity incentives - for the named executive officers and selected other senior leaders, we set a target percentage of salary that is payable in restricted stock for attainment of goals and vests ratably over a 5-year period. We may pay beyond target for over-performance (though in practice we cap this at 150% of target) or below target for under-performance against our metrics and other achievements;
•Company contributions under the NQDC plan - selectively and subjectively awarded as a long-term compensation component, with or without vesting, as approved by the Committee, in support of overall compensation mix objectives, and retention or succession goals;
•Severance and change in control benefits;
•Other benefits, such as 401(k), and other perquisites offered to some or all of Nicolet’s full-time employees.

The Committee determines the level and percentage mix of compensation components it believes is appropriate for each executive, considering specific responsibilities within the Company, and similarly situated executive compensation levels within our peer group companies. We review the talent and expertise necessary to achieve our objectives, and specific expected performance outcomes for the year.

The Committee has a flexible allocation policy for determining the allocation between cash and non-cash compensation for executives in any given year. We utilize target percentages of salary defined for our short-term and long-term annual variable incentive program. See Executive Compensation Components and Decisions - “Annual Variable Incentive Bonus” for more detail.

The Committee believes that tying executive rewards to equity in Nicolet and other long-term compensation motivates and rewards executives to strive for results that create greater shareholder value over longer term periods, and in addition serves to elevate these organizational dynamics:

•promoting growth, soundness, profitability, risk mitigation, and expense control required to accomplish our strategic long-term plans;
•encouraging consistent superior results by providing a meaningful incentive; and
•supporting elevated collaboration and teamwork among employees.

Changes to the 2025 Short and Long-Term Incentive Program

The Committee constantly assesses the short and long-term incentive programs of the CEO and other named executive officers. Since the Company was founded in 2000, it has utilized a number of compensation tools and programs to incentivize and reward its employees and executives. Each program has closely aligned incentive pay with performance of the Company and the individual in any given year and has tied long-term incentives with long-term shareholder value creation. This core philosophy has been maintained as Nicolet has grown from a private company to what it is today - a high performing, highly valued community bank traded on the New York Stock Exchange. Over the past several years, the Company and Committee have received feedback from shareholders, potential investors, and advisory firms that made recommendations for how our incentive programs should evolve as Nicolet has become a larger company. One area of feedback has been in the methodology used to determine NEO incentive compensation. As noted above, our short-term incentive compensation program is unlike many of our peers in that incentive awards are generally made in cash, and that the Committee uses more discretion in setting those awards. While we have provided additional data and rationale around the Committee’s award process in recent years, we have avoided a pure formulaic approach to setting compensation. The Committee felt the formulaic approach ran contrary to the compensation philosophy of the Company and could lead to management focusing on meeting short-term goals rather than creating longer term shareholder value. After additional feedback from investors, consultation with our compensation consultants, and in-depth internal discussion and analysis, the Compensation Committee has decided to change the incentive award program beginning in 2025 for the CEO role.

The objective of an annual short-term cash incentive is to deliver variable compensation that is tied to the alignment of certain financial results of the Company, as well as individual goals of the executive. After thoughtful consideration by the Committee about which goals and objectives made sense, it was determined that a simpler approach is better, and that the financial performance component should be as straightforward and transparent as possible. As such, 75% of the annual incentive compensation weighting was set using an objective earnings per share (EPS) performance metric. The Committee felt that EPS is the primary driver of long-term shareholder return and represents the culmination of the CEO’s and executive officers’ efforts regarding profitability, revenue growth, expense management, and other elements. EPS is also a fundamental driver of stock price, which is the ultimate determinant of shareholder value. Additionally, the Committee wanted to maintain a discretionary aspect of the program and has therefore determined the remaining 25% of annual incentive compensation will be tied to certain goals of the CEO. Those individual goals are largely tied to growth of the Company (through both organic means and M&A), soundness of the loan portfolio, and profitability of the Company and its various business lines.

Role of Management with our Compensation Committee

The Committee solicits and considers the performance evaluations and compensation recommendations submitted for various senior officers by Nicolet’s Chief Executive Officer, Michael Daniels. In the case of Mr. Daniels, the Committee evaluates performance and recommends compensation to the Board.

Human Resources and certain other departments work to design, develop and administer our compensation programs. These departments can make recommendations to the Committee. This may include changes or adjustments to existing compensation programs, and recommendations of financial and other performance targets to be achieved under those programs. These departments also prepare analyses of financial data or other briefing materials for the Committee to ultimately assist in the implementation of decisions reached by the Committee and the Board.

Use of Independent Compensation Consultant and Peer Group Benchmarking

The Committee has authority to retain outside counsel, experts, compensation consultants and other advisors, as needed.

The Committee engages an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of any inherent risks of any programs. Pursuant to authority granted to it under its Charter, the Committee hired Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent consultant beginning in 2023. Pearl Meyer is retained by, and reports directly to, the Committee, and provided no other services to Nicolet. Based on standards promulgated by the SEC and NYSE to assess compensation advisor independence, as well as analyses conducted by Pearl Meyer in its respective independence review, the Committee has concluded that Pearl Meyer is an independent and conflict-free advisor to the Committee. Pearl Meyer may periodically attend meetings of the Compensation Committee, physically or by phone, and with or without management present.

Pearl Meyer assists the Committee in, among other things, applying our compensation philosophy for our executive officers and non-employee directors, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our executive officers. For the Committee’s use in 2024, Pearl Meyer was engaged to provide an executive compensation assessment. This report evaluated the pay of Nicolet’s named executive officers to that of a custom peer group. To provide supplemental information, Nicolet also participated in certain financial industry compensation surveys with firms other than Pearl Meyer. While Nicolet considers the external market information provided in these reports, it does not exclusively rely upon them to make compensation decisions.

In its review of our executive compensation programs, the Committee evaluates a peer group annually. The peer group is comprised of banks with similar characteristics (size, regional proximity, publicly traded, and similar business model). Our peer group parameters included banks with Midwest based headquarters and an asset size between $6 billion and $18 billion. The peer group for 2024 was adjusted to remove 3 peer banks exceeding the defined asset size (First Financial Bancorp, First Merchants Corporation, and WesBanco, Inc.) and replace them with 3 new peer banks (Northwest Bancshares, Inc., First Commonwealth Financial Corporation, and S&T Bancorp, Inc.). The peer group is comprised of 24 peer banks, and included the following entities.

1st Source Corporation	First Commonwealth Financial Corporation	Northwest Bancshares, Inc.
BancFirst Corporation	First Mid Bancshares, Inc.	Park National Corporation
Byline Bancorp, Inc.	German American Bancorp, Inc.	Peoples Bancorp, Inc.
City Holding Company	Horizon Bancorp, Inc.	Premier Financial Corp.
CrossFirst Bankshares, Inc.	Lakeland Financial Corporation	QCR Holdings, Inc.
Enterprise Financial Services Corp.	Merchants Bancorp	Republic Bancorp, Inc.
FB Financial Corporation	Midland States Bancorp, Inc.	S&T Bancorp, Inc.
First Busey Corporation	MidWestOne Financial Group, Inc.	Stock Yards Bancorp, Inc.

As perspective for the Compensation Committee in 2024, Pearl Meyer’s assessment of Nicolet’s compensation practices and levels in the comprehensive reports concluded:
•Total cash compensation (base salary + annual cash incentives / bonus) of the named executive officers is considered competitive to peers.
•Total direct compensation (cash compensation + equity awards) is aligned with the market 75th percentile.
•Total remuneration (direct compensation + all other compensation) are positioned above the 75th percentile of peers.

2024 Executive Compensation Components and Decisions

Base Salary

The Committee intends that base salary component of total compensation will provide competitive fixed pay commensurate with experience and performance. The Committee reviews executive base salaries on an annual basis, with consideration of each executive’s role and level of responsibility, Company performance and succession progress, as well as base salary levels of similarly situated executives employed by peers or in the industry. An individual’s base salary may vary relative to the market data available, as the Committee also incorporates other factors such as performance, experience level, business challenges unique to a particular year, and other considerations into the final salary decisions. In November 2023, the Compensation Committee approved the following base salary adjustments for the NEOs.

Name	2023 Base Salary	$ Change	2024 Base Salary
Michael E. Daniels	$700,000	$—	$700,000
H. Phillip Moore, Jr.	440,000	—	440,000
Eric J. Witczak	440,000	—	440,000
Brad V. Hutjens	390,000	—	390,000
William M. Bohn *	N/A	N/A	415,000
* Mr. Bohn joined the Company effective April 15, 2024.

Annual Variable Incentive Bonus

The annual variable incentive bonus is represented as a target percentage of salary, payable in cash for attainment of goals. The Committee reviews the target bonus percentages annually, considering each executive’s experience level, duties and responsibilities, Company performance, overall compensation objectives, and to remain competitive with peer compensation practices. For 2024, the Company changed the format of its annual variable incentive bonus to only include a cash component, and the restricted stock component became a long-term equity incentive (discussed below). For 2023 and prior years, the annual variable incentive bonus included a cash portion and a portion in restricted stock (which vested one-third immediately and one-third on the next two anniversary dates), payable for attainment of goals. The 2024 and 2023 annual variable incentive bonus target percentages for each NEO are summarized below.

Name	Target Annual Variable Incentive Bonus %	% Cash of Target Annual Variable Incentive Bonus	% Equity of Target Incentive **	Target % for NQDC
2024 Targets:
Michael E. Daniels	100%	100%	100%	N/A
H. Phillip Moore, Jr.	60%	60%	60%	N/A
Eric J. Witczak	60%	60%	60%	N/A
Brad V. Hutjens	60%	60%	60%	N/A
William M. Bohn *	60%	60%	60%	N/A
2023 Targets:
Michael E. Daniels	75%	50%	25%	70%
H. Phillip Moore, Jr.	60%	40%	20%	50%
Eric J. Witczak	60%	40%	20%	30%
Brad V. Hutjens	60%	40%	20%	30%
William M. Bohn *	N/A	N/A	N/A	N/A
* Mr. Bohn joined the Company effective April 15, 2024.
** For 2024, the equity target incentive is part of the long-term equity incentive, while for 2023, the equity target incentive was a component of the annual variable incentive bonus.

Based on the results for 2024 (see “2024 Summary Financial Results”), each individual’s performance assessment, and perspective of the total compensation package for each executive, the Committee awarded a 150% multiple of target incentive (cash and equity) for each named executive officer, applied to the base salary. The Committee determined that the assigned multiple of target incentive bonus was warranted mainly due to a) 2024 record earnings (as discussed above); b) pristine asset quality; and c) satisfactory progress toward long-term growth strategies.

Long-Term Equity Incentives

The long-term equity incentive is represented as a target percentage of salary, payable in restricted stock for attainment of goals, and vests ratably over a five year period. For 2024, the restricted stock values reflected in the Summary Compensation Table are the long-term equity incentive payable at the 150% of base salary multiple. In addition, Mr. Bohn received 10,000 restricted stock awards and 50,000 stock options effective with his start date of April 15, 2024.

Nonqualified Deferred Compensation

The NQDC plan was initially developed to accommodate voluntary contributions from highly compensated employees wishing to defer income for post-retirement, as well as to accommodate contributions from the Company to key executives that are common in the industry to support long-term compensation and succession planning. In 2024, the Committee approved Company Contributions to the NQDC plan of $0.5 million for 5 individuals, including $0.4 million to Mr. Moore that vested immediately in accordance with the terms of his employment agreement. In comparison, for 2023, the Committee approved Company Contributions to the NQDC plan of $1.4 million for 25 individuals, including $0.8 million to the NEOs that vested immediately for Mr. Atwell and will vest over two years for all remaining NEOs (with one-third vested immediately and one-third vesting on the next two anniversary dates).

The Company Contributions under the NQDC plan provided to the named executive officers are included in the Summary Compensation table, described under the column titled “All Other Compensation.”

Perquisites and Other Benefits

We provide executive officers with perquisites and other personal benefits that Nicolet and our Committee believe are reasonable and consistent with its overall compensation program. These perquisites include car allowances and payment of club dues, as well as travel and housing allowances for certain of our executive officers. Our Compensation Committee periodically reviews the levels and appropriateness of perquisites and other personal benefits provided to executive officers. The Committee believes that the perquisites and other personal benefits further the goals of Nicolet and are not material with respect to the overall compensation of our executive officers. The named executive officers participate in Nicolet’s broad-based employee benefit plans, such as the 401(k) Plan, the Employee Stock Purchase Plan, and medical, dental, disability and life insurance coverage programs, under the same terms as other eligible employees. In 2024 and 2023, although the Committee approved profit sharing contributions of $1.0 million and $0.6 million, respectively, beyond the standard matching contributions, to the 401k Plan, our named executive officers, among others, were excluded from these contributions. A few perquisites, such as country club memberships, supplemental health coverage, and company automobiles or auto allowances are provided to a few select employees, which may include some of the named executive officers as well as other selected officers. We do not provide a defined benefit pension plan, post-retirement health coverage (other than certain COBRA benefits), or similar benefits for our executive officers or other employees. The benefits and perquisites provided to the named executive officers are included in the Summary Compensation table, described under the column titled “All Other Compensation.”

Stock and Benefit Plan Summaries

2011 Long-Term Incentive Plan (“2011 LTIP”). Nicolet’s 2011 LTIP, as subsequently amended with shareholder approval, has reserved 3,000,000 shares of Nicolet common stock for potential stock-based awards. The Committee oversees the plan and grants equity awards in accordance with the plan documents to certain officers, employees and directors of the Company. This plan provides for certain stock-based awards such as, but not limited to, stock options, stock appreciation rights and restricted common stock, as well as cash performance awards. Under this plan at December 31, 2024, approximately 1.2 million option grants were outstanding, of which 0.8 million were exercisable and approximately 94,000 restricted shares remain unvested. As of December 31, 2024, approximately 0.5 million shares were available for grant under the 2011 LTIP.

Nonqualified Deferred Compensation Plan. Nicolet sponsors a deferred compensation plan for certain key management employees. Under this plan, eligible employees designated by the Board through the actions of the Committee may elect to defer compensation (up to 75% of base salary and up to 100% of an annual cash bonus) and the Company may make contributions on behalf of one or more eligible plan participants (“Company Contributions”). Such Company Contributions are made to the plan on behalf of an eligible employee’s retirement account and have been used to improve the mix of long-term compensation, providing a valued alternative or complement to equity incentives, and further incenting longevity or retention of key individuals. Upon retirement, termination of employment or at their election under a defined fixed period, the employee shall become entitled to receive the deferred amounts plus earnings thereon. Contributions under the deferred compensation plan for the benefit of our named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table. Also see the table, Nonqualified Deferred Compensation 2024. The nonqualified deferred compensation plan agreements are “unfunded” general contractual obligations of Nicolet and are subject to the claims of our creditors. If Nicolet were to become insolvent, the participants would be unsecured general creditors of Nicolet. The Committee believes this form of at-risk compensation helps align the interests of plan participants with the long-term interests of Nicolet, its debt holders, and its stockholders.

Broad-Based Employee Benefits

In addition to the compensation plans discussed above, Nicolet has a number of broad-based employee benefit plans as further described below. The Committee oversees these plans.

Nicolet 401(k) Plan. Nicolet sponsors a tax-qualified 401(k) savings plan under which eligible employees may choose to save up to 100% of salary compensation on either a pre-tax or after-tax basis, subject to certain IRS limits. Under the plan, Nicolet matches 100% of participating employee contributions up to 6% of the participant’s eligible compensation. The Company contribution vests over five years. Nicolet can make additional annual discretionary profit sharing contributions, as determined by the Board. The Committee approved discretionary profit sharing contributions of $1.0 million in 2024, $0.6 million in 2023, and $1.0 million in 2022, and the named executive officers, among others, were excluded from these contributions. Contributions under the 401(k) Plan for the benefit of our named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table.

Employee Stock Purchase Plan. Nicolet sponsors an employee stock purchase plan under which eligible employees may purchase Nicolet common stock at a 10% discount, utilizing payroll deductions that range from a minimum of $20 to a maximum of $400 per payroll, during offering periods (currently quarterly).

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the U.S. federal income tax deduction for compensation paid to our Chief Executive Officer, Chief Financial Officer and certain other highly compensated executive officers (including, among others, our next three other most highly compensated executive officers as of the end of the calendar year) to a maximum U.S. federal income tax deduction that we may receive for annual compensation paid to any officer covered by Code Section 162(m) to $1,000,000 per officer. To the extent that the aggregate amount of any covered officer’s salary, bonus, amounts realized from option exercises and vesting of restricted stock units or other equity awards and certain other compensation amounts that are recognized as taxable income by the officer exceeds $1,000,000 in any year, we are not entitled to a U.S. federal income tax deduction for the amount over $1,000,000 in that year.

Although the Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers, it continues to view the tax deductibility of executive compensation as one of many factors to be considered in the context of its overall compensation philosophy. The deductibility of some types of compensation depends upon the timing of an executive officer’s vesting or exercise of previously granted rights or awards. Further, interpretations and changes in tax law and other factors beyond the Committee’s control may also affect the deductibility of compensation. Accordingly, the Committee reserves the right to approve compensation that may not be deductible in situations it deems appropriate. For example, in 2024, an estimated $18.4 million was not deductible related to compensation collectively paid to Messrs. Atwell, Daniels, Witczak, and Hutjens (primarily for stock option exercises), due to the tax limitations on compensation in Section 162(m).

Stock Ownership Guidelines and Holding Requirements for Executive Officers

We strongly encourage ownership of Nicolet’s stock by all employees and expect our named executive officers to set positive examples. As such, the Board has adopted stock ownership guidelines applicable to Nicolet’s NEOs which require the CEO to own and hold six times his annual base salary, and which require all remaining NEOs to own and hold three times their annual base salary. All NEOs are in compliance with these stock ownership requirements.

Clawback Policy

We have adopted an Incentive Compensation Policy that requires us to recover erroneously awarded incentive compensation paid to current and former executive officers based on financial results that were subsequently restated as a result of a material noncompliance with any financial reporting requirement under the U.S. federal securities laws, regardless of an executive’s personal culpability. Pursuant to this policy, the Compensation Committee shall in all appropriate circumstances, require reimbursement of any bonus payment (that is, any and all cash bonus payments, retention awards and/or equity incentive compensation) to an executive officer where the payment awarded was based on financial statements or other performance metrics which are later found to be materially inaccurate. In addition, our employment agreements with members of our senior leadership team also states that all incentive payments are subject to clawback. We feel this clawback policy, in addition to the terms of our employment agreements with senior leaders, is appropriate and assists with risk mitigation throughout our Company.

Insider Trading Policy

Our Insider Trading Policy, which governs trading in our securities by our directors, officers and employees, is designed to promote compliance with insider trading laws, rules, and regulations, and applicable exchange listing standards. The policy also prohibits directors, executive officers, and other designated persons from participating in certain short-term trading, short sales, hedging transactions, or margin accounts involving securities of Nicolet and governs their ability to use Rule 10b5-1 trading plans. Directors, executive officers, and other designated persons are also subject to blackout periods during which they may not buy or sell shares of Nicolet common stock. Lastly, with regard to Nicolet’s trading in its own securities, it is Nicolet’s policy to comply with the federal securities laws and the applicable exchange listing requirements.

Conclusion

Through the compensation arrangements outlined above, a significant portion of each of our named executives officers’ compensation is contingent upon Nicolet’s overall sustained performance.

Therefore, the realization of potential financial benefit by each executive is closely linked to Nicolet’s performance and increases in shareholder value over time. We remain committed to this philosophy of paying for performance, recognizing that the competitive market for talented executives and the episodic assignment of multi-year incentive rewards tied to our longer term strategic plans may result in significant variation in total reported compensation from period to period.

The Committee gives careful consideration to our executive compensation programs, including each element of compensation to each executive. The Committee believes that the Nicolet compensation program is fair and reasonable in context of Nicolet’s peer group and our performance compared to the prior year, internal expectations, and peers. Further, the Committee believes that the compensation program gives each executive appropriate incentive, based upon the executive’s responsibilities, achievements, and ability to contribute to aligned progress and prosperity for our customers and communities, employees, and shareholders.

Finally, the Compensation Committee believes that our compensation structure and practices encourage management to work for real innovation, business and operational improvements, and outstanding shareholder value creation over the longer term, without taking unnecessary, undue or excessive risks.

Compensation Committee Report

The Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement and based upon such review and discussion, the Compensation Committee recommended to Nicolet’s Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report has been furnished by the Compensation Committee of the Board:

John N. Dykema, Chair
Susan L. Merkatoris
Donald J. Long, Jr.
Glen E. Tellock

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Nicolet filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent Nicolet specifically incorporates this report by reference therein.

Nicolet Compensation of Named Executive Officers

The following table sets forth all compensation paid for each of the last three fiscal years ended December 31, 2024, to each individual who served as our chief executive officer during 2024, each individual who served as our chief financial officer during 2024, and the next three most highly compensated executive officers serving at the end of 2024, collectively our “Named Executive Officers” or “NEOs”.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus [1]	Stock Awards [2]	Option Awards [2]	All Other Compensation [3]	Total
Michael E. Daniels
Chairman, President, and Chief Executive Officer of Nicolet Bankshares, Inc. and Nicolet National Bank	2024	$700,000	$1,050,000	$1,049,879	$—	$408,607	$3,208,486
(Principal Executive Officer)	2023	$700,000	$219,293	$109,472	$—	$395,007	$1,423,772
	2022	$700,000	$437,500	$218,565	$—	$696,820	$2,052,885
H. Phillip Moore, Jr.
Chief Financial Officer, Nicolet Bankshares, Inc. and Nicolet National Bank	2024	$440,000	$396,000	$395,901	$—	$489,932	$1,721,833
(Principal Financial Officer)	2023	$440,000	$110,273	$54,969	$—	$231,300	$836,542
	2022	$415,000	$207,500	$103,697	$—	$352,681	$1,078,878
Eric J. Witczak
Executive Vice President and Secretary of Nicolet Bankshares, Inc.	2024	$440,000	$396,000	$395,901	$—	$69,091	$1,300,992
	2023	$440,000	$110,273	$54,969	$—	$149,058	$754,300
	2022	$400,000	$200,000	$99,811	$—	$211,571	$911,382
Brad V. Hutjens
Executive Vice President, Chief Credit Officer, and Chief Compliance & Risk Manager, Nicolet National Bank	2024	$390,000	$351,000	$350,875	$—	$53,991	$1,145,866
	2023	$390,000	$97,742	$48,680	$—	$123,790	$660,212
	2022	$365,000	$182,500	$91,069	$—	$185,576	$824,145
William M. Bohn
Executive Vice President, Wealth Management, Private Client and Trust Services, Nicolet National Bank (4)	2024	$279,327	$733,438	$1,009,968	$1,394,795	$49,110	$3,466,638

1	All bonuses are reported in the year earned. Mr. Bohn also received a signing bonus of $500,000 effective with his hiring date in 2024.
2	Reflects the fair value of restricted stock and stock options on the date of grant, calculated in each case in accordance with applicable accounting guidance and based on assumptions set forth in Notes 1 and 11 of the Notes to Consolidated Financial Statements in Nicolet’s annual report on Form 10-K.
3
All Other Compensation as reported in this column includes: 401(k) company match contributions, company contributions to employee retirement subaccounts, supplemental employer health benefit, auto allowances, club memberships, key person life insurance premiums, housing and travel allowance, and other perquisites and personal benefits each less than $10,000 individually (supplemental health insurance coverage and group term life insurance). The Company Contributions under the NQDC plan for 2024 vested immediately, while the Company Contributions for 2023 and 2022 vest over two years, with one-third vested immediately and one-third vesting on each of the first and second anniversaries of the initial grant. The amounts of All Other Compensation for 2024 are detailed in the table below.

4	Mr. Bohn joined Nicolet effective April 15, 2024.

Name	401(k) Company Match Contribution	NQDC Company Contributions	Supplemental Employer Health Benefit	Auto Allowance	Club Memberships	Other Perquisites Over $10,000 Individually *	Other Perquisites Less Than $10,000 Individually	Total All Other Compensation
Michael E. Daniels	$20,700	$—	$20,184	$9,031	$345,179	$10,519	$2,994	$408,607
H. Phillip Moore, Jr.	$20,700	$390,000	$20,184	$3,590	$12,297	$41,181	$1,980	$489,932
Eric J. Witczak	$20,700	$—	$20,184	$5,876	$21,230	$—	$1,101	$69,091
Brad V. Hutjens	$20,700	$—	$13,572	$5,883	$13,404	$—	$432	$53,991
William M. Bohn	$20,700	$—	$7,539	$12,023	$8,104	$—	$744	$49,110

* Other perquisites over $10,000 individually include supplemental life insurance premiums for Mr. Daniels, and a housing and travel allowance for Mr. Moore.

The following table sets forth grants of plan-based awards to the NEOs during the year ended December 31, 2024.

Grants of Plan-Based Awards

Name		Grant Date	Estimated future payouts under non-equity incentive plan awards	Estimated future payouts under equity incentive plan awards	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards (3)
Michael E. Daniels	1	11/19/2024	—	—	9,560			$1,049,879
H. Phillip Moore, Jr.	1	11/19/2024	—	—	3,605			$395,901
Eric J. Witczak	1	11/19/2024	—	—	3,605			$395,901
Brad V. Hutjens	1	11/19/2024	—	—	3,195			$350,875
William M. Bohn	2	4/15/2024	—	—		50,000	$77.66	$1,394,795
	2	4/15/2024	—	—	10,000			$776,600
	1	11/19/2024	—	—	2,125			$233,368

1	Represents a restricted stock grant made on November 19, 2024, at the closing stock price of $109.82, which will vest in 5 equal increments on the anniversaries of the initial grant, and relates to the long-term equity incentives for 2024.
2	Represents a nonqualified stock option grant and restricted stock grant made on April 15, 2024, at the closing stock price of $77.66, in conjunction with hiring Mr. Bohn. The grants will vest in 5 equal increments on the anniversaries of the initial grant.
3	Reflects the fair value of restricted stock on the date of grant, calculated in accordance with applicable accounting guidance and based on assumptions set forth in Notes 1 and 11 of the Notes to Consolidated Financial Statements in Nicolet’s annual report on Form 10-K.

Nicolet has not adopted a policy on the timing of awards of options in relation to the disclosure of material nonpublic information, as Nicolet has historically relied primarily on periodic episodic grants and have not had such an episodic grant in recent years. Option grants tied to new employee start dates are principally driven by such start dates, and not in consideration of the timing of disclosure of material nonpublic information. Messrs. Daniels, Moore, Witczak, and Hutjens did not receive any stock option grants in the last three years, while Mr. Bohn received a stock option grant on April 15, 2024.

Name	Grant Date	Number of Securities Underlying the Award	Exercise Price of the Award ($/Sh)	Grant Date Fair Value of the Award	Percentage Change in the Closing Market Price of the Securities Underlying the Award Between the Trading Day Ending Immediately Prior to the Disclosure of Material Nonpublic Information and the Trading Day Beginning Immediately Following the Disclosure of Material Nonpublic Information
William M. Bohn	4/15/2024	50,000	$77.66	$27.90	(2.9)%

The following table sets forth the equity awards outstanding for each NEO as of December 31, 2024.

Outstanding Equity Awards at 2024 Fiscal Year End Table

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares of restricted stock that have not vested ($) [9]
Michael E. Daniels	67,500	—	1	$56.43	11/1/2027
	54,000	—	2	$70.50	11/18/2029
	10,800	2,700	3	$71.57	1/21/2030
						9,560	7	$1,002,940
						470	8	$49,308
H. Phillip Moore, Jr.	30,000	20,000	5	$78.84	6/7/2031
						3,605	7	$378,201
						236	8	$24,759
						4,000	5	$419,640
Eric J. Witczak	25,000	—	2	$70.50	11/18/2029
	30,000	20,000	4	$78.67	5/13/2031
						3,605	7	$378,201
						236	8	$24,759
Brad V. Hutjens	25,000	—	2	$70.50	11/18/2029
	30,000	20,000	4	$78.67	5/13/2031
						3,195	7	$335,187
						209	8	$21,926
William M. Bohn	—	50,000	6	$77.66	4/15/2034
						10,000	6	$1,049,100
						2,125	7	$222,934

1	Stock options granted on November 1, 2017 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
2	Stock options granted on November 18, 2019 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
3	Stock options granted on January 21, 2020 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
4	Stock options granted on May 13, 2021 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
5	Stock options and restricted stock granted on June 7, 2021 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
6	Stock options and restricted stock granted on April 15, 2024 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
7	Represents the unvested portion of a restricted stock grant made on November 19, 2024, which vests in 5 equal increments over a 5-year period on the anniversaries of the initial grant, related to the long-term equity incentives for 2024.
8	Represents the unvested remainder of a restricted stock grant made on November 20, 2023, of which one-third vested immediately and one-third on each of the first and second anniversaries of the initial grant related to the annual variable incentive bonus for 2023.
9	Utilizes a $104.91 per share market value of Nicolet’s common stock at December 31, 2024.

The following table sets forth information relating to the exercise of stock options and vesting of restricted stock during the year ended December 31, 2024 by each NEO.

Option Exercises and Stock Vested 2024

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Michael E. Daniels	125,000	$6,986,916	1,370	$152,067
H. Phillip Moore, Jr.	—	$—	2,663	$210,169
Eric J. Witczak	56,053	$3,469,355	647	$71,783
Brad V. Hutjens	69,000	$4,141,209	584	$64,803
William M. Bohn	—	$—	—	$—

The following table sets forth information regarding each NEO’s account balance at December 31, 2024 under Nicolet’s Nonqualified Deferred Compensation Plan, including contributions and earnings credited to such account.

Nonqualified Deferred Compensation 2024

Name	Executive contributions in last fiscal year ($)	Registrant contributions in last fiscal year ($) [1]	Aggregate earnings (loss) in last fiscal year ($)	Aggregate withdrawals / distributions ($)	Aggregate balance at last fiscal year end ($) [2]
Michael E. Daniels	$—	$—	$345,304	$—	$4,544,115
H. Phillip Moore, Jr.	$—	$390,000	$56,911	$—	$1,103,766
Eric J. Witczak	$—	$—	$114,808	$—	$949,214
Brad V. Hutjens	$—	$—	$85,607	$—	$871,090
William M. Bohn	$—	$—	$—	$—	$—

1	This reflects a contribution made by Nicolet to the retirement subaccount of Mr. Moore in November 2024. The 2024 contribution vested immediately and is reported in the "All Other Compensation" column in the Summary Compensation Table.
2	Includes unvested registrant contributions.

Employment Agreements

Employment agreements are in place with each of our named executive officers. We believe employment agreements help recruit and retain executives with the experience, skills, knowledge, and background needed to achieve our business goals and strategy.  Each of these agreements provides for certain severance and change in control benefits. The material terms of the employment agreements are summarized below.

Employment Agreement for Mr. Daniels
•The employment agreement provides for an initial 3-year term, and renews automatically each day so that the term of the agreement remains three years unless either party gives notice of intent that automatic renewals shall cease.
•Mr. Daniels shall receive a base salary, which the Board reviews annually.
•Mr. Daniels is eligible to receive incentive cash or cash equivalent compensation annually as well as equity incentive awards based on performance measures established by the Board. The incentive compensation is subject to clawback under certain circumstances.
•The employment agreement provides for term life insurance with a death benefit of $1.5 million payable to the executive’s designated beneficiary(ies).
•Fringe benefits available to Mr. Daniels include a company car with associated expenses paid by Nicolet, country club annual dues, reimbursement for reasonable and necessary business expenses, and certain other benefit programs open to other similarly situated Nicolet employees.
•The employment agreement provides for 12 months of base pay as severance plus 12 months of health continuation coverage in the event the executive is involuntarily terminated by Nicolet without Cause or if the executive resigns for Good Reason. If either termination event occurs within 6 months following a Change of Control, the executive shall receive severance equal to 2 times the base salary and target bonus in effect immediately prior to the Change of Control plus 12 months of health continuation coverage. All severance is conditioned upon the executive signing and not revoking a general release of claims.
•The employment agreement includes covenants that restrict the executive, for a period of 24 months following termination for any reason, from (i) disclosing confidential information, (ii) competing within defined markets, and (iii) soliciting any Company customer or employee to which the executive had Material Contact during the last 2 years of employment.
•Payment made in connection with a change in control would be reduced, if necessary, to ensure that no payment constitutes an excess parachute payment under Internal Revenue Code Section 280G.

Employment Agreement for Mr. Moore
•The employment agreement provides for an initial 3-year term, which renews automatically each day so that the term of the agreement remains three years unless either party gives notice of intent that automatic renewals shall cease.
•Mr. Moore shall receive a base salary, which the Compensation Committee reviews annually.
•Mr. Moore is eligible to receive annual bonus compensation (with a defined target percentage of base salary), as well as equity incentive awards at the discretion of the Board.  The incentive compensation is subject to clawback under certain circumstances, per the terms of a separate agreement.
•Mr. Moore is eligible to receive reimbursement for reasonable and necessary business expenses in addition to country club annual dues and certain other benefit programs open to other similarly situated Nicolet employees.

•The employment agreement provides for up to 12 months of base pay as severance plus 12 months of health continuation coverage in the event the executive is involuntarily terminated by Nicolet without Cause or if the executive resigns for Good Reason. If the executive resigns for Good Reason within 6 months following a Change of Control, the executive shall receive severance equal to 1.5 times the base salary and target bonus in effect immediately prior to the Change of Control plus 12 months of health continuation coverage.
•The employment agreement includes covenants that restrict the executive, for a period of 12 months following termination for any reason, from (i) disclosing confidential information, (ii) competing within defined markets, and (iii) soliciting any Company customer or employee to which the executive had Material Contact during the last 2 years of employment.
•Payments made in connection with a change in control would be reduced, if necessary, to ensure that no payments constitute an excess parachute payment under Internal Revenue Code Section 280G.

Employment Agreements for Messrs. Witczak, Hutjens, and Bohn
•The employment agreements provide for an initial 1-year term, which renews automatically each day so that the term of the agreement remains one year unless either party gives notice of intent that automatic renewals shall cease.
•Each executive shall receive a base salary, which the Compensation Committee reviews annually.
•Each executive is eligible to receive annual bonus compensation comprised of a cash and an equity award (with each at a defined target percentage of base salary) at the discretion of the Board.  Any incentive-based compensation or other compensation paid to the executive under the employment agreement is subject to clawback under certain circumstances.
•Each executive is eligible to receive reimbursement for reasonable and necessary business expenses in addition to country club annual dues and certain other benefit programs open to other similarly situated Nicolet employees.
•The employment agreements provide for up to 12 months of base pay as severance plus 12 months of health continuation coverage in the event the executive is involuntarily terminated by Nicolet without Cause or if the executive resigns for Good Reason. If the executive resigns for Good Reason within 24 months following a Change of Control, the executive shall receive severance equal to 2.99 times the base salary in effect immediately prior to the Change of Control plus the largest annual bonus paid to the executive during the prior three consecutive years, and 18 months of health continuation coverage.
•Upon the executive’s voluntary termination without Good Reason, the Company may elect to either retain the executive as an employee during the 60 day notice period or immediately accept the executive’s notice and terminate the executive’s employment.
•The employment agreements include covenants that restrict the executives, for a period of 12 months following their termination for any reason, including (i) non-competition, (ii) non-solicitation of customers, and (iii) non-solicitation of employees to which the executive had Material Contact.
•Payments made in connection with a change in control would be reduced, if necessary, to ensure that no payments constitute an excess parachute payment under Internal Revenue Code Section 280G.

Potential Payments Upon Termination or Change of Control

The following table shows the estimated value as of December 31, 2024 of potential payments to the NEOs upon termination or Change of Control events.

Name	Michael E. Daniels	H. Phillip Moore, Jr.	Eric J. Witczak	Brad V. Hutjens	William M. Bohn
Involuntary Termination by Company or Resignation for Good Reason:
Base Salary	$700,000	$440,000	$440,000	$390,000	$415,000
Health Continuation Coverage	28,900	29,100	29,100	19,000	20,000
Total	$728,900	$469,100	$469,100	$409,000	$435,000
Involuntary Termination by Company or Resignation for Good Reason following a Change of Control:
Base Salary	$1,400,000	$660,000	$1,315,600	$1,166,100	$1,240,850
Target Annual Variance Incentive Bonus	1,400,000	396,000	1,184,040	1,049,490	697,980
Health Continuation Coverage	28,900	29,100	43,650	28,500	30,000
Value of Unvested Restricted Stock [1]	1,052,247	822,599	402,959	357,114	1,272,034
Value of Unvested Stock Options [2]	90,018	521,400	524,800	524,800	1,362,500
Total	$3,971,165	$2,429,099	$3,471,049	$3,126,004	$4,603,364

1	The value of the unvested restricted stock is based upon the closing stock price of $104.91 as of December 31, 2024.
2	The value of the unvested stock options is based upon the closing stock price of $104.91 as of December 31, 2024, less the option exercise price for all options in the money.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and 402(u) of Regulation S-K, we are providing the following information on the relationship of the annual total compensation of Michael E. Daniels, our Chief Executive Officer, to the annual total compensation of our median compensated employee. The pay ratio is a reasonable estimate calculated in a manner consistent with rules promulgated by the SEC.

Determining our Median Employee Pay: As of December 31, 2024, we employed 978 employees. The SEC rules require that we identify our median employee by use of a consistently applied compensation measure (“CACM”). We chose a CACM that closely approximates the annual total cash compensation of our employees. Specifically, we identified the median employee by aggregating gross compensation paid in 2024 and ranking all employees according to this measure, from lowest to highest.

Calculating the Pay Ratio: As required by SEC rules, we then calculated our median employee’s total annual compensation in accordance with the requirements of item 402(c)(2)(x) of Regulation S-K (which is the calculation method for reporting CEO compensation in the Summary Compensation Table).

The compensation of our median employee for 2024 was $56,001. Our CEO’s compensation, as reported in the Summary Compensation Table, was $3,208,486. Therefore, our CEO to median employee ratio for 2024 was approximately 57:1. This information is provided solely for compliance purposes. The Compensation Committee does not consider this ratio when evaluating compensation arrangements.

Pay versus Performance

As required by Section 953(b) of the Dodd-Frank Act and 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance measures of Nicolet.

Year	Summary compensation table for PEO (1)	Summary compensation table for PEO (1)	Compensation actually paid to PEO (5)	Compensation actually paid to PEO (5)	Average summary compensation table total for non-PEO NEOs (1)	Average compensation actually paid to non-PEO NEOs (5)	Total shareholder return (2)	Peer group total shareholder return (2)	Net income (in 000s) (3)	Adjusted diluted earnings per common share (4)
2024	$3,208,486		$3,340,058		$1,908,832	$2,156,434	$145	$144	$124,059	$7.83
2023	$1,423,772		$1,353,230		$834,582	$714,433	$110	$107	$61,516	$6.72
2022	$2,052,885		$2,163,673		$1,094,003	$1,119,010	$108	$98	$94,260	$6.90
2021	$3,529,055	$3,529,416	$5,261,198	$5,261,559	$1,738,673	$1,322,258	$116	$119	$60,652	$6.57
2020		$1,782,872		$261,072	$949,467	$655,481	$90	$87	$60,122	$5.94

(1) For 2024, our PEO was Mr. Daniels and our remaining NEOs were Messrs. Moore, Witczak, Hutjens, and Bohn. For 2023 and 2022, our PEO was Mr.Daniels and our remaining NEOs were Messrs. Moore, Atwell, Hutjens, and Witczak. For 2021, our PEOs were Messrs.Daniels and Atwell, and our remaining NEOs were Ms. Lawson and Messrs. Moore, Hutjens, Madson, and Witczak. For 2020, our PEO was Mr. Atwell and our remaining NEOs were Ms. Lawson, and Messrs. Daniels, Hutjens, and Witczak.

(2) The total shareholder return assumes a hypothetical investment of $100 in common stock on January 1, 2020 with dividends reinvested, and compares the performance of Nicolet common stock to the S&P U.S. BMI Bank Index.
(3) Net income of the Company as reported in the Consolidated Statements of Income in Nicolet’s annual report on Form 10-K.
(4) For a reconciliation of this non-GAAP financial measures to the most comparable GAAP measures, please refer to Appendix A of this Proxy Statement.
(5) The following tables reflect the adjustments made in each year presented in the Pay versus Performance table above to arrive at the compensation actually paid to our PEO and Non-PEO NEOs.

Adjustments to Determine Compensation Actually Paid to PEO	2024 *	2023 *	2022 *	2021 *	2021 ^	2020 ^
Less: value of Stock Awards included in SCT	$(1,049,879)	$(109,472)	$(218,565)	$(210,625)	$(210,625)	$(173,842)
Less: value of Option Awards included in SCT	—	—	—	—	—	(292,889)
Year End Fair Value of Outstanding and Unvested Equity Awards Granted in Year	1,002,940	2,670	(2,088)	24,052	24,052	(58,386)
Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	32,823	(79,020)	82,384	1,135,200	1,135,200	(713,231)
Fair Value as of Vesting Date of Equity Awards Granted and Vested in Year	—	36,491	72,855	70,208	70,208	57,947
Change in Fair Value of Equity Awards Granted in Prior Years and Vested in Year	145,688	78,789	176,202	713,308	713,308	(341,399)
Total Adjustments	$131,572	$(70,542)	$110,788	$1,732,143	$1,732,143	$(1,521,800)

* Adjustments to determine the Compensation Actually Paid to Mr. Daniels.
^ Adjustments to determine the Compensation Actually Paid to Mr. Atwell.

Adjustments to Determine Compensation Actually Paid to Non-PEO NEOs	2024	2023	2022	2021	2020
Less: value of Stock Awards included in SCT	$(538,161)	$(60,210)	$(114,625)	$(231,013)	$(73,913)
Less: value of Option Awards included in SCT	(348,699)	—	—	(901,175)	(73,222)
Year End Fair Value of Outstanding and Unvested Equity Awards Granted in Year	915,660	1,468	(1,095)	495,209	(58,882)
Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	186,672	(80,519)	44,530	125,578	(89,045)
Fair Value as of Vesting Date of Equity Awards Granted and Vested in Year	—	29,231	38,208	31,106	32,850
Change in Fair Value of Equity Awards Granted in Prior Years and Vested in Year	32,130	(10,119)	57,989	77,140	(31,774)
Fair Value of Awards Granted in Prior Years Forfeited in Year	—	—	—	(13,260)	—
Total Adjustments	$247,602	$(120,149)	$25,007	$(416,415)	$(293,986)

Tabular List of Financial Performance Measures

Pursuant to the requirements of Item 402(v), we provide the following list of the three most important financial performance measures used to link Compensation Actually Paid or “CAP” (as calculated in accordance with the SEC rules), to our Named Executive Officers in 2024. Please refer to the section entitled “2024 Summary Financial Results” and “Pay for Performance Criteria and Process,” in the Compensation Discussion and Analysis for more information.
•Measure 1 - Adjusted diluted earnings per common share
•Measure 2 - Net interest income
•Measure 3 - Nonperforming assets to total assets

Pay Versus Performance: Graphical Description

Pursuant to the requirements of Item 402(v), the following graphs reflect the relationships between the Compensation Actually Paid or “CAP” and the Company’s cumulative TSR and the Peer Group’s cumulative TSR , the Company’s Net Income, and Earnings Per Share. For a more thorough discussion of how the Committee reviews and assesses the relationship between executive compensation and Company performance, please refer to the Compensation Discussion and Analysis.

CAP and Cumulative TSR / Cumulative TSR of the Peer Group
CAP and Company Net Income

CAP vs. Net Income
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
Compensation ($000s)
$140.0
$120.0
$100.0
$80.0
$60.0
$40.0
$20.0
$-
Net Income ($Mil.)
2020
2021
2022
2023
2024
Average Non-PEO NEO Compensation Actually Paid
1st PEO Compensation Actually Paid
2nd PEO Compensation Actually Paid
Net Income ($Mil.)

CAP and Earnings Per Share

DELINQUENT SECTION 16(a) REPORTS

The U.S. securities laws require our executive officers, directors, and owners of more than ten percent of our outstanding shares of common stock to file reports with the SEC concerning the ownership of Nicolet equity securities. Based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers, we believe that each person who at any time during 2024 was a director or an executive officer or held more than ten percent of our common stock complied with these requirements, except as follows: Eleven of our non-employee directors participating in the Directors Plan, each filed one Form 4 on an untimely basis due to an administrative miscommunication that occurred when our Directors Plan changed trustees. That change took place on June 28, 2024. When the accounts were reconciled, it was determined that a minimal number of additional shares had been purchased on June 28, 2024, to eliminate the residual cash held in each director’s account within the Directors Plan. Form 4s reflecting these transactions were filed with the SEC on July 18, 2024.

RELATED PARTY TRANSACTIONS

Nicolet has a written related party transaction policy that governs the review, approval and ratification of any transaction that would be required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K. The Audit Committee must approve all such transactions under the policy.

Prior to entering into such a related party transaction or an amendment thereof, the Audit Committee must consider all of the available relevant facts and circumstances including, if applicable, benefits to Nicolet, the impact of a transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction and the terms available to or from unrelated third parties or employees generally, as the case may be. No member of the Board or Audit Committee is permitted to participate in any review, consideration, or approval of any related party transaction with respect to which such member or any of his or her immediate family members is a related party.

There were no related party transactions in 2024 except as follows:

Nicolet’s bank subsidiary has loan transactions in the ordinary course of business with directors and executive officers of the Company, including the companies or firms with which they are affiliated and members of their immediate families. These loans have been made on substantially the same terms, including interest rate and collateral, as those prevailing at the same time for comparable loans with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2024, the aggregate principal amount of loans outstanding to directors, executive officers, or their related interests was approximately $113 million, which represented 2% of the Company’s period end loan portfolio.

In connection with the Company’s succession and transition plan, on November 6, 2023, Robert B. Atwell, our former Executive Chairman and one of Nicolet’s founders, and the Company entered into a letter agreement setting forth the terms applicable to his transition from active employment through December 31, 2023 (the “Transition Date”), to thereafter as an advisor for a period of three years following the Transition Date (the “Term”). In connection with this letter agreement, Mr. Atwell received consulting fees totaling approximately $717,000 during 2024.

In October 2013, Nicolet entered into a lease for a branch location in a facility owned by Christopher J. Ghidorzi, director of the Company and the Bank. Total rent expense of $230,000 was paid to Mr. Ghidorzi during 2024 under this lease. Mr. Ghidorzi also participated in a competitive bid process for and was awarded the contract as the Company’s general contractor for the construction of a new branch location during 2023. The total cost of the new branch construction was $11.5 million, of which, approximately $9.5 million was paid during 2024 and $2.0 million was paid during 2023 as progress was made on the construction. At least 75% of all branch construction payments was passed through to various subcontractors. Mr. Ghidorzi did not participate in the discussion or deliberation with respect to approving the new branch construction contract.

In August 2022, the Company assumed a lease for a Charter administrative location in a facility owned by an entity for which Brenda L. Johnson, director of the Company and the Bank, had the controlling ownership interest. Rent expense of $37,000 was paid during 2024 on this location. This facility was sold and the related lease was terminated during 2024.

AUDIT COMMITTEE REPORT

The Audit Committee has:

•Reviewed and discussed with management Nicolet’s annual audited financial statements for 2024
•Discussed with Forvis Mazars, LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC
•Received from Forvis Mazars, LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding Forvis Mazars, LLP’s communication with the Audit Committee concerning independence
•Discussed with Forvis Mazars, LLP its independence

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that Nicolet’s 2024 audited consolidated financial statements be included in Nicolet’s 2024 Annual Report on Form 10-K, which has been filed with the SEC.

While the Audit Committee has the responsibilities set forth in its Charter (including to monitor and oversee the audit processes), the Audit Committee does not have the duty to plan or conduct audits or to determine that Nicolet’s financial statements are complete, accurate or in accordance with generally accepted accounting principles. Nicolet’s management and independent auditor have this responsibility.

This report has been furnished by the members of the Audit Committee:

Susan L. Merkatoris, Chair
Marcia M. Anderson
Dustin J. McClone
Glen E. Tellock

February 25, 2025

The foregoing Report of the Audit Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Nicolet filing under the Securities Act or under the Exchange Act, except to the extent Nicolet specifically incorporates this report by reference therein.

PROPOSAL 1: ELECTION OF DIRECTORS

Election of Directors

The Board has nominated each of the fifteen (15) persons named below to stand for election as directors at the Annual Meeting. If elected by the shareholders, each of the nominees will serve a one-year term that will expire at the 2026 Annual Meeting of Shareholders and upon the election and qualification of his or her successor.

Each nominee has consented to serve as a director, if elected. If any of the nominees should be unavailable to serve for any reason (which we do not anticipate), the Board may (1) designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), (2) allow the vacancy or vacancies to remain open pending the nomination of a suitable candidate or candidates, or (3) by resolution provide for a lesser number of directors. All of the nominees listed below will also serve as directors of Nicolet National Bank (“Nicolet Bank”), a wholly owned subsidiary of Nicolet.

The table below provides additional commentary unique to each nominee that led the Nominating & Governance Committee to recommend his/her nomination to the Board. The ages shown are as of December 31, 2024. Except as otherwise indicated, each of the named persons has been engaged in his or her present principal occupation for more than five years.

Name (Age)	Director Since	Positions and Business Experience
Marcia M. Anderson (67)	2022
Retired Major General with the U.S. Army and U.S. Federal Court Executive. Ms. Anderson currently serves on the public board of directors of MGEEnergy.

We believe the Board benefits from Ms. Anderson’s public company board experience, military and strategic leadership, and her legal, regulatory and compliance experience.

Robert B. Atwell (67)	2000	Executive Chairman from April 26, 2021 until December 31, 2023. Chairman, President, and Chief Executive Officer of Nicolet and Nicolet Bank since formation through April 26, 2021.

		We believe the Board benefits from Mr. Atwell’s extensive and broad experience in the banking industry for over 40 years (including large and small banks), executive leadership, vision, community and regulatory connections, as well as his vested interest as a founder of Nicolet and his level of ownership.
Héctor Colón (52)	2021
President and CEO of Lutheran Social Services of Wisconsin and Upper Michigan.

We believe the Board benefits from Mr. Colón’s experience with organizational leadership and his strategic mindset to increase relevancy and operational efficiencies.

Michael E. Daniels (60)	2000	Chairman, President, and Chief Executive Officer of Nicolet since December 31, 2023, and President and Chief Executive Officer of Nicolet since April 26, 2021. Executive Vice President and Secretary of Nicolet since its formation in 2002 and, beginning April 29, 2016, President and Chief Executive Officer of Nicolet Bank. From 2007 to April 29, 2016, President and Chief Operating Officer of Nicolet Bank; Executive Vice President and Chief Lending Officer of Nicolet Bank from 2000-2007.

		We believe the Board benefits from Mr. Daniels’ extensive commercial lending, operational and compliance experience, straightforward leadership, and his vested interest as a founder of Nicolet and his level of ownership.
Lynn D. Davis, Ph.D. (69)	2021
Founding partner and consulting dairy nutritionist for Nutrition Professionals, Inc.; Co-founder, shareholder and board member of Breeze Dairy Group, LLC; Co-founder, shareholder and board member of Quality Roasting, Inc.; and Co-founder, shareholder and board member of The Heifer Authority, LLC.

We believe the Board benefits from Mr. Davis’ extensive knowledge of the dairy industry and related connections, through his experience as a consultant to dairy farms and as an owner of dairy farms.

John N. Dykema (61)	2006	Owner, President and Chief Executive Officer of Campbell Wrapper Corporation and Circle Packaging Machinery, Inc., manufacturers of custom packaging machinery.

		We believe the Board benefits from Mr. Dykema’s significant experience as a manufacturing business owner and manager, his connections in the bank’s markets, and his long tenure and engagement on a community bank board.
Christopher J. Ghidorzi (47)	2013	President of Property Development, C.A. Ghidorzi, Inc. and Affiliates since 2007; and previously Director of Equity Trading, Robert W. Baird & Co. from 2001-2007.

		We believe the Board benefits from Mr. Ghidorzi’s real estate development experience and related connections, as well as his experience in capital markets and financial expertise.

Name (Age)	Director Since	Positions and Business Experience
Andrew F. Hetzel, Jr. (68)	2018	Chairman and Owner of FyterTech Nonwovens Corporation, a marketer and manufacturer of Spill Control Filtration and Medical Nonwoven Products, with customers in 66 countries.

We believe the Board benefits from Mr. Hetzel’s experience with acquisitions and cultural integration, as well as his significant experience as a manufacturing business owner and manager, and his industry and community connections.
Brenda L. Johnson (65)	2022	Former Chairman of Charter Bankshares, Inc., 2008 to August 2022 and Director of Charter Bank from 1998 to August 2022. Past President of The Bank Holding Company Association (BHCA), and served on BHCA board from 2015 to 2022.

We believe the Board benefits from Ms. Johnson’s significant ownership level, experience in the financial and banking industry having owned and chaired an institution for many years.
Donald J. Long, Jr. (67)	2000	Former Owner and Chief Executive Officer of Century Drill & Tool Co., Inc., an expediter of power tool accessories.

We believe the Board benefits from Mr. Long’s former business ownership experiences, corporate board membership experiences and community involvement, and his experience as a founding board member of Nicolet and his level of ownership.
Dustin J. McClone (42)	2017	President and Chief Executive Officer of McClone Insurance Group. Director of First Menasha Bancshares, Inc. from 2010 to April 28, 2017.

We believe the Board benefits from Mr. McClone’s insurance strategy experience and knowledge, and community involvement.
Susan L. Merkatoris (61)	2003	Certified Public Accountant; Owner and Managing Member of Larboard Enterprises, LLC, a packaging and shipping franchise doing business as The UPS Stores; Previous Co-Owner and Vice President of Midwest Stihl Inc., a distributor of Stihl Power Products.

We believe the Board benefits from Ms. Merkatoris’ experiences as a certified public accountant, internal controls knowledge and audit committee experience, financial expertise as a business owner, and her level of ownership.
Oliver Pierce Smith (41)	2017	Board of Directors at Menasha Corporation. Retired Director of Purchasing at Menasha Packaging, a division of Menasha Corporation. Director of First Menasha Bancshares, Inc. from 2010 to April 28, 2017.

We believe the Board benefits from Mr. Smith’s significant ownership level, local community involvement, and operating business experience, as well as his real estate, acquisition integration and IT background.

Name (Age)	Director Since	Positions and Business Experience
Glen E. Tellock (63)	2023
Retired President and Chief Executive Officer of Lakeside Foods, May 2016 to May 2021. Former Chairman, President, and CEO of The Manitowoc Company from 2009 to 2015, served as President and CEO from 2007 to 2009, and prior executive leadership positions held including Chief Financial Officer from 1991 to 2007. Mr. Tellock currently serves on the public boards of directors of Badger Meter and WEC Energy Group.

We believe the Board benefits from Mr. Tellock’s extensive public company leadership, bringing significant business operations, financial reporting, corporate governance and strategic planning experience.

Robert J. Weyers (60)	2000	Co-Owner of Weyers Group, a private equity investment firm; Commercial Horizons, Inc., a commercial property development company; and PBJ Holdings, LLC, a real estate holding company.

		We believe the Board benefits from Mr. Weyers’ real estate development experience and related connections, community involvement, experience as a founding board member of Nicolet and his level of ownership.

Director Qualifications

Directors are responsible for overseeing Nicolet’s business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly skilled individuals with various qualities, attributes and professional experiences. The Board believes that there are certain general requirements for service on the Board that are applicable to all directors, and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by every director. The Board and the Nominating & Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and Nicolet’s current and future needs.

In its assessment of each director nominee, including those recommended by shareholders, the Nominating & Governance Committee considers the nominee’s judgment, integrity, experience, independence, and understanding of Nicolet’s mission and business, as well as the nominee’s understanding of other related industries and other factors that the Nominating & Governance Committee determines are pertinent in light of the current needs of the Board. The Nominating & Governance Committee also considers the ability of a director nominee to devote the time, energy, and effort necessary to fulfill his or her responsibilities to Nicolet with candor and thoughtful input.

The Board and Nominating & Governance Committee require that each director nominee be a person of high integrity with a proven record of success in his or her field. Each director nominee must demonstrate innovative thinking, familiarity and respect for corporate governance requirements and practices, an appreciation of diversity, and a commitment to sustainability. In addition to the qualifications required of all directors, director nominees are interviewed to assess intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board believes that the combination of qualifications, skills, and experiences of each of the director nominees will contribute to an effective and well-functioning Board, and that individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to Nicolet’s management.

RECOMMENDATION FOR PROPOSAL 1

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ELECT EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee has selected, and the Board has approved, Forvis Mazars, LLP, an independent registered public accounting firm, to serve as the independent registered public accounting firm for Nicolet for the year ending December 31, 2025, subject to ratification by the shareholders. Forvis Mazars, LLP has served as our independent registered public accounting firm since 2021. Although our Bylaws do not require shareholder ratification of our independent registered public accounting firm, we are submitting the selection of Forvis Mazars, LLP, to shareholders for ratification as a matter of good governance in order to permit shareholders to participate in this important corporate decision. If the shareholders do not ratify the appointment of Forvis Mazars, LLP as Nicolet’s independent registered public accounting firm for the year ending December 31, 2025, then the matter will be referred to the Audit Committee for further review and action. We expect a representative of Forvis Mazars, LLP, to be present at the Annual Meeting and that representative will be given an opportunity to make a statement on behalf of the firm or to respond to appropriate questions from shareholders.
Fees Paid to Auditors

The following table sets forth the fees billed for the audit and other professional services rendered by Nicolet’s auditors, Forvis Mazars, LLP, during the years ended December 31, 2024 and 2023.

Fees	2024	2023
Audit fees [a]	$763,746	$769,773
Audit-related fees [b]	32,550	29,397
Tax fees [c]	—	—
All other fees [d]	—	—
Total fees	$796,296	$799,170

a. Audit Fees include aggregate fees billed for professional services for the audit of Nicolet’s annual consolidated financial statements, the review of the annual report on Form 10-K, and the limited reviews of quarterly condensed consolidated financial statements included in periodic reports filed with the SEC, including out of pocket expenses.

b. Audit-Related Fees includes fees billed for professional services associated with the audit of Nicolet’s 401(k) plan, including out of pocket expenses.
c. Tax Fees includes all services performed for tax compliance, tax planning, and tax advice.
d. All Other Fees includes billings for services rendered other than those in the categories defined above..

The services provided by our independent auditors were approved in advance by the Audit Committee in accordance with the provisions of the committee’s charter. The Audit Committee considers that the provision of the services above is compatible with maintaining independence by Forvis Mazars, LLP.

The ratification of the appointment of Forvis Mazars, LLP as the independent registered public accounting firm of Nicolet for the fiscal year ending December 31, 2025 requires that more votes be cast in favor of the proposal than against it.

RECOMMENDATION FOR PROPOSAL 2

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF RATIFYING THE APPOINTMENT OF FORVIS MAZARS, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NICOLET BANKSHARES, INC.’S
NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act and related rules of the SEC, we provide our shareholders each year with a “say-on-pay” vote – an opportunity to vote on an advisory basis on the compensation paid to our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K. Accordingly, you may vote on the following resolution at the Annual Meeting:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of Nicolet’s Named Executive Officers as disclosed pursuant to Item 402 of the SEC’s Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosures in the Proxy Statement.”

As discussed in detail in the “Compensation Discussion and Analysis” section, the Compensation Committee actively oversees our executive compensation program, adopting changes and awarding compensation as appropriate to reflect Nicolet’s circumstances and to promote the main objectives of the program. Our compensation programs are designed to attract, retain, and motivate persons with superior ability, to reward outstanding performance, and to align the long-term interests of our named executive officers with those of our shareholders. Under these programs, we award our named executive officers for the achievement of specific annual and long-term goals and the realization of increased shareholder value. We firmly believe that the information we have provided in this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure alignment of management’s and shareholders’ interests to support long-term value creation.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. This vote also is not a vote on director compensation, as described under “Director Compensation,” or on our compensation policies as they relate to risk management.

The Board asks our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement in accordance with SEC rules by voting for this proposal. Because this is an advisory vote, it will not affect any compensation already paid or awarded and will not be binding upon or overrule any decisions made by the Compensation Committee or the Board. Nevertheless, the Board and the Compensation Committee value our shareholders’ views and intend to consider the outcome of the vote, along with other relevant factors, when making future named executive officer compensation decisions.

RECOMMENDATION FOR PROPOSAL 3

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF NICOLET’S NAMED EXECUTIVE OFFICER COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4 - ADVISORY VOTE ON FREQUENCY OF ADVISORY APPROVAL OF
NICOLET BANKSHARES, INC.’S NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, this proposal provides shareholders with the opportunity to vote on how frequently they would like to cast an advisory vote to approve Nicolet named executive officer compensation, similar to the advisory vote solicited in Proposal 3 above. The requirements allow shareholders to select the option of one, two or three years.

The Board of Directors recommends an annual vote on executive compensation. As described above in “EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS,” in making annual executive compensation decisions, management and the Compensation Committee consider the performance of executive officers individually, as well as in context of the current year’s performance and achievement of goals, long-term strategic goals, and peer or industry performance, as well as their achievement of individual goals, leadership and development of others. Nicolet believes in transparency to its shareholders, and therefore believes that an annual advisory vote on executive compensation will allow our shareholders to provide timely, direct input to management and the Board on Nicolet’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that shareholder sentiment expressed annually should be a factor considered by the Compensation Committee as part of its process.

Shareholders may cast an advisory vote on the preferred voting frequency by selecting the option of every one, two or three years, or may choose to abstain. Nicolet will consider shareholders to have expressed a non-binding preference for the frequency option that receives the largest number of favorable votes. Shareholders are not voting to approve or disapprove the Board’s recommendation.

Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

RECOMMENDATION FOR PROPOSAL 4

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS SELECT “ONE YEAR” WHEN VOTING ON THE FREQUENCY OF ADVISORY APPROVAL OF NICOLET BANKSHARES, INC.’S NAMED EXECUTIVE OFFICER COMPENSATION.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The Board knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of Nicolet.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

A shareholder that intends to present business at an Annual Meeting of shareholders must comply with the requirements set forth in Nicolet’s Bylaws as described below.

Director Nominations. The Nominating & Governance Committee will consider nominations for directors submitted by shareholders in accordance with Nicolet’s Bylaws. The Nominating & Governance Committee has not adopted a formal policy or process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers of Nicolet Bank and shareholders of Nicolet, and professionals in the financial services and other industries. Similarly, the Nominating & Governance Committee’s charter does not prescribe any specific qualifications or skills that a nominee must possess, although it evaluates potential director nominees utilizing a number of criteria and considerations, including but not limited to specific qualifications and skills; knowledge of Nicolet, community banking and the financial services industry; experience in serving as a director or officer of a financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities Nicolet serves; and commitment to and availability for service as a director, including ownership in Nicolet.

In accordance with Nicolet’s Bylaws, shareholder nominations for directors shall be made in writing and delivered to Nicolet’s Secretary at the Company’s principal office, currently located at 111 North Washington Street, Green Bay, Wisconsin 54301, between 14 and 50 days before a meeting at which directors are to be elected, although if less than 21 days’ notice of the meeting is provided to shareholders, the nomination must be delivered by the close of business on the seventh day after the date on which the notice was mailed. The nomination must state, to the extent known to the nominating shareholder, the following: (i) the nominee’s name, address, and occupation; (ii) the total number of shares to be voted for the nominee; and (iii) the notifying shareholder’s name, address and number of shares owned. The chair of the annual meeting will disregard any nominations not made in accordance with this procedure.

In addition, any shareholder who intends to solicit proxies in support of director nominees other than our nominees at the 2025 Annual Meeting of Shareholders, in order to comply with the SEC’s universal proxy rules, must provide notice no later than March 20, 2025 to our Corporate Secretary (at the same address previously set forth) that contains all information required by Exchange Act Rule 14a-19. There were no director nominations proposed for the 2024 Annual Meeting by any shareholder.

Shareholder Proposals. To be considered for inclusion in our proxy materials relating to the 2026 annual meeting of shareholders (the “2026 Annual Meeting”), eligible shareholders must submit proposals that comply with Rule 14a-8 under the Exchange Act and other relevant SEC regulations for our receipt by November 18, 2025; however, if the 2026 Annual Meeting is held more than 30 days before or after May 19, 2026, the deadline for receipt of such notice is any date allowing a reasonable time before we provide the proxy materials to our shareholders. Additionally, our Bylaws provide that only such business that is properly brought before the Annual Meeting of shareholders shall be conducted at such meeting. In order for a shareholder proposal to be properly brought before an Annual Meeting pursuant to our Bylaws, our Bylaws require a notice of the shareholder proposal that includes: (i) a description of the proposal and the reason it is being brought before the meeting; (ii) the proponent’s name and address and the number of shares he or she beneficially owns; and (iii) any material interest of the proponent in the proposal. Nicolet’s Secretary must receive the proposal at the Company’s principal office, currently located at 111 North Washington Street, Green Bay, Wisconsin 54301, at least sixty days prior to the Annual Meeting for it to be considered. The deadline for a shareholder proposal to be brought before a special meeting is likewise a date that allows a reasonable time before we provide the proxy materials for such special meeting to our shareholders.

The proxies of Nicolet’s management are permitted to use their discretionary authority with respect to proposals that are not timely submitted in accordance with the Company’s Bylaws and the SEC rules.

Shareholder Communications. Shareholders and other interested parties wishing to communicate with the Board or with a particular director may do so in writing addressed to the Board, or to the particular director, and sending it to the Secretary of Nicolet at the Company’s principal office, currently located at 111 North Washington Street, Green Bay, Wisconsin 54301. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Nicolet’s business, or communications that relate to improper or irrelevant topics.

OTHER MATTERS

Security Holders Sharing an Address

Nicolet has furnished to the SEC an Annual Report to Shareholders (which includes our Annual Report on Form 10-K) for the year ended December 31, 2024. Pursuant to the rules of the SEC, services that deliver Nicolet’s communications to shareholders who hold their shares through a bank, broker, or other holder of record may deliver to multiple shareholders sharing the same address a single copy of Nicolet’s 2024 Annual Report to Shareholders and this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of Nicolet’s 2024 Annual Report on Form 10-K and/or this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify Nicolet of their requests to either receive a single copy of each document delivered, if multiple copies are being delivered, or to receive multiple copies of each document, if a single copy is being delivered, upon written or oral request to Nicolet Bankshares, Inc., 111 North Washington Street, Green Bay, Wisconsin 54301.

Green Bay, Wisconsin
March 18, 2025

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We identify “tangible common equity to tangible assets,” “adjusted net income,” and “adjusted diluted earnings per common share” as “non-GAAP financial measures.” In accordance with the SEC’s rules, we identify certain financial measures as non-GAAP financial measures if such financial measures exclude or include amounts in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in effect in the United States in our statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures, ratios or statistical measures calculated using exclusively financial measures calculated in accordance with GAAP.
Management believes that the presentation of these non-GAAP financial measures (a) are important metrics used to analyze and evaluate our financial condition and capital strength and provide important supplemental information that contributes to a proper understanding of our operating performance and trends, (b) enables a more complete understanding of factors and trends affecting our business, and (c) allows investors to compare our financial performance to the financial performance of our peers and to evaluate our performance in a manner similar to management, the financial services industry, bank stock analysts, and bank regulators. Management uses non-GAAP measures as follows: in the preparation of our operating budgets, financial performance reporting, and in our presentation to investors of our performance. However, we acknowledge that these non-GAAP financial measures have a number of limitations. Limitations associated with non-GAAP financial measures include the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. These disclosures should not be considered an alternative to our GAAP results. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is presented below.

	At and for the years ended December 31,
(in thousands, except per share data)	2024	2023	2022	2021	2020
Adjusted net income reconciliation: (1)
Net income (GAAP)	$124,059	$61,516	$94,260	$60,652	$60,122
Adjustments:
Provision expense (2)	—	2,340	8,000	14,400	—
Assets (gains) losses, net (3)	(4,212)	32,808	(3,130)	(4,181)	1,805
Merger-related expense	—	189	1,664	5,651	1,020
Branch closure expense	—	—	—	944	500
Contract termination charge	—	2,689	—	—	—
Adjustments subtotal	(4,212)	38,026	6,534	16,814	3,325
Tax on Adjustments (4)	(821)	7,415	1,634	4,204	831
Tax - Wisconsin Tax Law Change (4)	—	9,118	—	—	—
Adjusted net income (Non-GAAP)	$120,668	$101,245	$99,161	$73,263	$62,616
Diluted earnings per common share:
Diluted earnings per common share (GAAP)	$8.05	$4.08	$6.56	$5.44	$5.70
Adjusted Diluted earnings per common share (Non-GAAP)	$7.83	$6.72	$6.90	$6.57	$5.94
Tangible assets: (5)
Total assets	$8,796,795	$8,468,678	$8,763,969	$7,695,037	$4,551,789
Goodwill and other intangibles, net	388,140	394,366	402,438	339,492	175,353
Tangible assets	$8,408,655	$8,074,312	$8,361,531	$7,355,545	$4,376,436
Tangible common equity: (5)
Stockholders’ equity (common)	$1,172,898	$1,039,007	$972,529	$891,891	$539,189
Goodwill and other intangibles, net	388,140	394,366	402,438	339,492	175,353
Tangible common equity	$784,758	$644,641	$570,091	$552,399	$363,836
Note: Numbers may not sum due to rounding.
(1) The adjusted net income measure and related reconciliation provide information useful to investors in understanding the operating performance and trends of Nicolet and also to aid investors in the comparison of Nicolet’s financial performance to the financial performance of peer banks.
(2)    Provision expense for 2023 is attributable to the expected loss on a bank subordinated debt investment, and the provision expense for 2022 and 2021 is attributable to the Day 2 allowance from acquisition transactions.
(3)    Includes the gains / (losses) on other assets and investments, as well as the impact of the March 2023 balance sheet repositioning which included the sale of $500 million (par value) U.S. Treasury held to maturity securities for a pre-tax loss of $38 million or an after-tax loss of $28 million, with the net proceeds used to reduce FHLB borrowings and the remainder held in investable cash.
(4)    In July 2023, a new Wisconsin tax law change was signed which provided financial institutions with an exemption from state taxable income for interest, fees, and penalties earned on specific loans to existing Wisconsin-based business or agriculture purpose loans. The effective tax rate for periods prior to the July 1, 2023, effective date of the Wisconsin tax law change, assumed an effective tax rate of 25%, and periods subsequent to the effective date assumed an effective tax rate of 19.5%.
(5) The ratio of tangible common equity to tangible assets excludes goodwill and other intangibles, net. This financial ratio has been included as it is considered to be a critical metric with which to analyze and evaluate financial condition and capital strength.

Nicolet BANKSHARES, INC.

VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

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Go to www.investorvote.com/NIC or scan the QR code – login details are located in the shaded bar below.

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Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3, and 1 YEAR on Proposal 4.

1. Election of Directors:

NOTE: If you wish to use cumulative voting, you MUST vote your proxy by mail.

	For	Withhold		For	Withhold		For	Withhold
01 ______ Marcia M. Anderson	☐	☐	02 ______ Robert B. Atwell	☐	☐	03 ______ Héctor Colón	☐	☐
04 ______ Michael E. Daniels	☐	☐	05 ______ Lynn D. Davis, Ph.D.	☐	☐	06 ______ John N. Dykema	☐	☐
07 ______ Christopher J. Ghidorzi	☐	☐	08 ______ Andrew F. Hetzel, Jr.	☐	☐	09 ______ Brenda L. Johnson	☐	☐
10 ______ Donald J. Long, Jr.	☐	☐	11 ______ Dustin J. McClone	☐	☐	12 ______ Susan L. Merkatoris, MBA	☐	☐
13 ______ Oliver Pierce Smith	☐	☐	14 ______ Glen E. Tellock	☐	☐	15 ______ Robert J. Weyers	☐	☐

To cumulate votes for directors, check box at right and indicate percentage(s) for one or more desired nominees above. ☐

	1 Year	2 Years	3 Years	Abstain
4. Approval, on a non-binding advisory basis, of the frequency of the advisory vote of the compensation of Nicolet's named executive officers.	☐	☐	☐	☐

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2025 Annual Meeting of Nicolet Bankshares, Inc. Shareholders

May 19, 2025, 10:00am Central Time
Virtually via the Internet at:
meetnow.global/NIC2025

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

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Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/NIC

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - Nicolet Bankshares, Inc.

This proxy is solicited by the Board of Directors of Nicolet Bankshares, Inc. for the Annual Meeting of Shareholders to be held on May 19, 2025 at 10:00 a.m. Central Time

The undersigned hereby appoints Michael E. Daniels, H. Phillip Moore, Jr., and Eric J. Witczak, or any of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them or any of them to represent and to vote, as designated on the reverse side, all of the common stock of Nicolet Bankshares, Inc. (the "Company"), which the undersigned would be entitled to vote if personally present at the 2025 Annual Meeting of Shareholders to be held at 10:00 a.m. Central Time, on May 19, 2025 virtually at meetnow.global/NIC2025, and at any adjournments of the Annual Meeting, upon the proposals described in the accompanying Notice of Annual Meeting and Proxy Statement.

When this proxy is properly executed and not revoked, the shares it represents will be voted at the Annual Meeting in accordance with choices specified on the reverse side and in the discretion of the proxy holders on all other matters properly coming before the Annual Meeting. If no choice is specified, this proxy will be voted FOR the nominees listed in Proposal 1, and FOR Proposals 2 and 3, and 1 YEAR on Proposal 4. The Board of Directors recommends a vote FOR Proposal 1, and FOR Proposals 2 and 3, and 1 YEAR on Proposal 4.

(Be sure to Complete reverse side)

PLEASE RETURN PROXY AS SOON AS POSSIBLE

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Change of Address — Please print new address below.	Comments — Please print your comments below.